                                  EXHIBIT 99.1

               CERTAIN PRELIMINARY FINANCIAL AND OTHER INFORMATION

                       FOR THE QUARTER ENDED JUNE 30, 2002



-----------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                   INDEX TO PRELIMINARY FINANCIAL INFORMATION

                                                                                      Page
                                                                                      ----
Preliminary Condensed Consolidated Financial Statements - Unaudited

   Preliminary Condensed Consolidated Balance Sheets ...............................    1

   Preliminary Condensed Consolidated Statements of Operations .....................    2

   Preliminary Condensed Consolidated Statements of Stockholders' Equity ...........    3

   Preliminary Condensed Consolidated Statements of Cash Flows .....................    4

Notes to Preliminary Condensed Consolidated Financial Statements ...................    5

Management's Discussion and Analysis of Preliminary Condensed Consolidated
  Financial Statements..............................................................   21

Quantitative and Qualitative Disclosures About Market Risk..........................   46

-------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
          PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                      (In thousands, except per share data)


                                                     June 30,     December 31,
                                                       2002          2001
                                                     ----------   ----------
                           ASSETS
                           ------

Current assets:
     Cash and cash equivalents ...................   $  400,973   $  349,250
     Marketable securities .......................       29,248       42,212
     Receivables, net ............................      158,929      392,717
     Deferred tax asset, net .....................       23,402       14,957
     Other current assets ........................       31,404       38,391
                                                     ----------   ----------
          Total current assets ...................      643,956      837,527
Property and equipment, net ......................       74,431       87,950
Goodwill .........................................      345,646    5,485,807
Indefinite-lived intangible assets ...............      568,414      893,425
Finite-lived intangible assets, net ..............      781,667    2,239,312
Marketable securities and other investments.......       81,962      116,732
Other assets......................................       24,617       25,888
                                                     ----------   ----------
                                                     $2,520,693   $9,686,641
                                                     ==========   ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses .......   $  222,838   $  285,642
     Current portion of long-term debt and capital
      lease obligation............................       77,273       62,201
     Current portion of deferred revenue .........      233,728      261,082
                                                     ----------   ----------
          Total current liabilities ..............      533,839      608,925
Deferred tax liability ...........................      432,803    1,127,933
Long-term debt and capital lease obligation, less
 current portion..................................      224,964      271,029
Deferred revenue, less current portion ...........       87,647      121,330
Other liabilities ................................        5,618        6,286

Stockholders' equity:
     Preferred stock, par value $.01 per share ...           --           --
     Common stock, par value $.01 per share ......        4,182        4,179
     Additional paid-in capital ..................    8,363,205    8,360,289
     Accumulated deficit .........................   (7,049,166)    (771,879)
     Accumulated other comprehensive income, net
      of tax .....................................       21,826       18,380
     Unearned compensation .......................       (5,959)     (24,988)
     Treasury stock, at cost .....................      (98,266)     (34,843)
                                                     ----------   ----------
          Total stockholders' equity .............    1,235,822    7,551,138
                                                     ----------   ----------
                                                     $2,520,693   $9,686,641
                                                     ==========   ==========

     See accompanying Notes to Preliminary Condensed Consolidated Financial
                            Statements - Unaudited.

--------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
     PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                      (In thousands, except per share data)

                                                                 Three Months Ended             Six Months Ended
                                                                       June 30,                      June 30,
                                                              --------------------------    --------------------------
                                                                  2002           2001            2002            2001
                                                              -----------    -----------    -----------    -----------

Revenues ..................................................   $   271,659    $   320,498    $   568,246    $   662,697
Operating expenses:
     Operating expenses before provision for bad debts,
      stock compensation, depreciation and amortization,
      write-down and impairment charges ...................       204,833        210,217        399,211        430,982
     Provision for bad debts ..............................       120,985          2,301        121,101          3,761
                                                              -----------    -----------    -----------    -----------
     Operating expenses, excluding stock compensation,
      depreciation and amortization, write-down and
      impairment charges ..................................       325,818        212,518        520,312        434,743
     Stock compensation ...................................         1,369          8,012         18,294         17,157
     Depreciation and amortization ........................       120,688        240,295        237,050        478,863
          Write-down of capitalized patent litigation costs        44,424             --         44,424             --
          Impairment of intangible assets .................     1,259,147             --      1,259,147             --
                                                              -----------    -----------    -----------    -----------
                                                                1,751,446        460,825      2,079,227        930,763
                                                              -----------    -----------    -----------    -----------
Operating loss ............................................    (1,479,787)      (140,327)    (1,510,981)      (268,066)
Interest expense ..........................................        (2,897)        (7,551)        (5,521)       (19,102)
Other (expense) income, net ...............................       (18,242)          (820)       (21,920)         1,054
                                                              -----------    -----------    -----------    -----------
Loss before income taxes, extraordinary loss on debt and
cumulative effect of an accounting change .................    (1,500,926)      (148,698)    (1,538,422)      (286,114)
Income tax benefit ........................................      (547,134)       (16,041)      (564,416)       (30,217)
                                                              -----------    -----------    -----------    -----------
Loss before extraordinary loss on debt extinguishment and
 effect of an accounting change ...........................      (953,792)      (132,657)      (974,006)      (255,897)
Extraordinary loss on debt extinguishment, net of tax .....            --         (2,100)            --         (2,100)
Cumulative effect of an accounting change, net of tax .....            --             --     (5,303,281)            --
                                                              -----------    -----------    -----------    -----------
Net loss ..................................................   $  (953,792)   $  (134,757)   $(6,277,287)   $  (257,997)
                                                              ===========    ===========    ===========    ===========

Basic and diluted loss per share:
     Loss before extraordinary loss on debt extinguishment
     and cumulative effect of an accounting change ........   $     (2.32)   $     (0.32)   $     (2.36)   $     (0.62)
     Extraordinary loss on debt extinguishment, net of tax             --          (0.01)            --          (0.01)
     Cumulative effect of an accounting change, net of tax             --             --         (12.84)            --
                                                              -----------    -----------    -----------    -----------
     Net loss .............................................   $     (2.32)   $     (0.33)   $    (15.20)   $     (0.63)
                                                              ===========    ===========    ===========    ===========
Weighted average shares outstanding .......................       411,348        411,461        413,067        411,329
Weighted average shares outstanding, assuming dilution ....       411,348        411,461        413,067        411,329


     See accompanying Notes to Preliminary Condensed Consolidated Financial
                            Statements - Unaudited.


--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY-UNAUDITED
                                 (In thousands)

                                                                         Three Months Ended               Six Months Ended
                                                                               June 30,                        June 30,
                                                                         ------------------               ----------------
                                                                          2002           2001            2002            2001
                                                                      -----------    -----------    -----------    -----------

Balance at beginning of period ....................................   $ 2,249,898    $ 7,935,263    $ 7,551,138    $ 8,055,963
Net loss ..........................................................      (953,792)      (134,757)    (6,277,287)      (257,997)
Other comprehensive income (loss), net of taxes ...................         3,315            (51)         3,446        (11,130)
                                                                      -----------    -----------    -----------    -----------
Comprehensive loss ................................................      (950,477)      (134,808)    (6,273,841)      (269,127)
                                                                      -----------    -----------    -----------    -----------
Purchases of treasury stock .......................................       (63,423)          --          (63,423)          --
Other, principally shares issued pursuant to stock option plans,
   including tax benefit, and amortization of unearned compensation          (176)        19,309         21,948         32,928
                                                                      -----------    -----------    -----------    -----------
Balance at end of period ..........................................   $ 1,235,822    $ 7,819,764    $ 1,235,822    $ 7,819,764
                                                                      ===========    ===========    ===========    ===========

     See accompanying Notes to Preliminary Condensed Consolidated Financial
                            Statements - Unaudited.


--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.
     PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                                 (In thousands)

                                                                                Six Months Ended
                                                                                    June 30,
                                                                                ----------------
                                                                              2002           2001
                                                                          -----------    -----------
Cash flows from operating activities:
    Net loss ..........................................................   $(6,277,287)   $  (257,997)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Cumulative effect of an accounting change, net of tax .........     5,303,281           --
        Depreciation and amortization .................................       237,050        478,863
        Provision for bad debts .......................................       121,101          3,761
        Deferred income taxes .........................................      (596,683)       (78,346)
        Tax benefit associated with stock options .....................         1,651          9,400
        Stock compensation expense ....................................        18,294         17,157
        Write-down of capitalized patent litigation costs .............        44,424           --
        Impairment of intangible assets ...............................     1,259,147           --
        Impairment of marketable securities held by an investee........        17,672           --
        Loss on asset dispositions ....................................           499            282
        Changes in operating assets and liabilities:
            Receivables ...............................................       111,891            648
            Other assets ..............................................         7,315         12,973
            Accounts payable, accrued expenses and other liabilities ..       (46,125)           580
            Deferred revenue ..........................................       (49,150)       (64,041)
                                                                          -----------    -----------
                Net cash provided by operating activities .............       153,080        123,280
                                                                          -----------    -----------
Cash flows from investing activities:
    Investments and acquisitions ......................................          --           (8,642)
    Purchases of marketable securities ................................       (22,337)       (56,727)
    Sales and maturities of marketable securities .....................        46,279         68,427
       Sales of assets ................................................             2        106,011
    Additions to property and equipment ...............................        (4,739)       (12,122)
    Additions to intangible assets ....................................       (18,221)       (16,956)
                                                                          -----------    -----------
                Net cash provided by investing activities .............           984         79,991
                                                                          -----------    -----------
Cash flows from financing activities:
    Repayments of borrowings under bank credit facilities and capital
       lease obligations .............................................       (30,993)      (184,014)
    Repayment of senior subordinated notes ...........................          --          (71,034)
    Purchases of treasury stock ......................................       (63,423)          --
    Proceeds from exercise of stock options ..........................         1,268          6,371
    Distributions to minority interests ..............................        (9,857)        (8,768)
                                                                          -----------    -----------
                Net cash used in financing activities .................      (103,005)      (257,445)
                                                                          -----------    -----------
Effect of exchange rate changes on cash and cash equivalents ..........           664             86
                                                                          -----------    -----------
                Net increase (decrease) in cash and cash equivalents ..        51,723        (54,088)
Cash and cash equivalents at beginning of period ......................       349,250        488,046
                                                                          -----------    -----------
Cash and cash equivalents at end of period ............................   $   400,973    $   433,958
                                                                          ===========    ===========
Supplemental disclosures of cash flow information:
    Cash paid for income taxes ........................................   $    26,134    $    64,599
    Cash paid for interest ............................................         4,851         19,161

     See accompanying Notes to Preliminary Condensed Consolidated Financial
                             Statements - Unaudited


--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(1)  Introduction and Basis of Presentation

     Gemstar-TV Guide International, Inc., a Delaware corporation ("Gemstar" or together with its consolidated subsidiaries, the "Company"), is releasing this preliminary financial and other information for the quarter ended June 30, 2002 ("Preliminary Financial Information"), although the Company's independent auditor, KPMG, as described in Note 15, has not finalized its review of this Preliminary Financial Information in accordance with Statement on Auditing Standard No. 71 ("SAS 71"). The Company plans to file a Form 10-Q for the quarter ended June 30, 2002 when the Company's independent auditor finalizes its SAS 71 review. This Preliminary Financial Information is subject to revision when the Company's independent auditor finalizes its SAS 71 review, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Note 15. The sequence of events leading to the Company's releasing the Preliminary Financial Information is as follows:

     . On August 14, 2002, the Company announced that the audit committee of the Board of Directors had been conducting a review of the Company's revenue recognition policies with respect to the Technology and Licensing Sector and the Interactive Platform Sector of its business, and that pursuant to the recommendations of the audit committee, the Company intended to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20.0 million of revenues and $20.0 million of related amortization expense associated with a non-monetary transaction of a subsidiary of TV Guide, Inc. KPMG, which was provided with the same information upon which the audit committee based its recommendation, informed the Company that it does not believe such information supports a change in the accounting treatment for this transaction. KPMG informed the Company that until the audit committee completed its investigation and reached a final conclusion and the restatement issue was resolved, it would not be able to finalize its SAS 71 review procedures, which would be required by Rule 10-01(d) of Regulation S-X for the Company to file a complete Quarterly Report on Form 10-Q. Due to the disagreement between the Company and KPMG, the Company is in the process of requesting guidance from the Office of the Chief Accountant of the SEC on the issue.

     . The audit committee completed its review in September 2002 and did not recommend that any further changes to the Company's financial statements be made other than the reclassification of $2.7 million of advertising revenues from the Interactive Platform Sector to the Media and Services Sector as part of its proposed restatement of the 2001 financial statements.

      As the ultimate resolution of this issue is uncertain at this time and the restatement process is unpredictable, no amounts have been restated in this Preliminary Financial Information for any periods presented.

      This Preliminary Financial Information should be read in conjunction with the historical consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which is subject to amendment to reflect the proposed restatement.

      Certain financial statement items for prior periods have been reclassified to conform with the 2002 presentation. See Note 5.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(2)   Recent Developments

         The Company's normal and customary business practice is to assess whether certain events necessitate a change in assumptions and estimates as they relate to its established accounting policies on revenue recognition, allowances, capitalized patent litigation costs, and the carrying value of intangible assets. The Company has assessed the impact of certain recent events to determine their effect on the Company's financial results.

         On June 21, 2002, an Administrative Law Judge issued a Final Initial Determination ("ID") in a United States International Trade Commission ("ITC") proceeding denying the Company's request for an exclusionary order to prevent further importation of certain set-top boxes containing interactive program guides ("IPGs") which the Company believes infringe some of its patents. The ITC determined not to review this decision on August 29, 2002. On July 2, 2002, the United States District Court for the Western District of North Carolina in the legal proceeding SuperGuide Corporation v. DirecTV Enterprises, Inc., et al (the "SuperGuide case") ruled that certain of the defendants' products did not infringe the SuperGuide Patents, and on July 25, 2002, the court dismissed all remaining claims in the case. The Company was a third party defendant in this matter and had joined in SuperGuide's infringement allegations against EchoStar. The Company has now appealed the SuperGuide ruling and is evaluating an appeal of the ITC ruling.(See Note 10.)

      The Company assessed the impact of these rulings on its assumptions and estimates in applying its accounting policies as follows:

     . The Company and Scientific-Atlanta initially entered into an agreement in 1992 for the incorporation of IPGs into Scientific-Atlanta set-top boxes. Scientific-Atlanta breached this agreement and an arbitration ensued, which was decided in the Company's favor in 1996. From 1997 through 1999, Scientific-Atlanta was under a license agreement with the Company for the incorporation of IPGs into Scientific-Atlanta set-top boxes. The agreement expired on July 23, 1999; however, Scientific-Atlanta continued to ship set-top boxes incorporating IPGs which are the same or similar to the products shipped during the term of the agreement. Such revenue had been recognized in prior periods under Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), as there was persuasive evidence that an arrangement exists, delivery occurred or services had been provided, a portion of the license fees under the agreement was determinable, and the amount recognized was likely to be collectible.

     . The Company had accrued an aggregate of $113.5 million in license fees from Scientific-Atlanta after the license agreement expired through March 31, 2002. The Company concluded that the ID in the ITC proceeding, even though subject to appeal, affected the reasonable assurance of collectibility of revenues related to the expired license agreement with Scientific-Atlanta. As a result, the Company suspended recognition of revenues from Scientific-Atlanta on a going forward basis beginning with the three months ended June 30, 2002 and recorded an allowance equal to the outstanding receivable from Scientific-Atlanta. Notwithstanding this reserve, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta. (See Note 7.)

     . The Company's accounting policy with respect to patent prosecution and litigation costs incurred to protect, strengthen and enforce the Company's intellectual property rights is to capitalize such costs as intangible assets and to amortize them using the straight-line method over the remaining lives of the related patents. The Company reviewed the capitalized patent litigation costs related to the ITC and SuperGuide cases. Although the Company has filed an appeal in the SuperGuide case and is considering an appeal in the ITC proceeding, the Company concluded that these rulings raised doubts as to whether certain capitalized patent litigation costs could be reasonably considered to strengthen the value of the patents. Accordingly, the Company recorded a write-down of $44.4 million to capitalized patent litigation costs during the quarter ended June 30, 2002 and will expense all of the legal costs of the SuperGuide and ITC cases on a going forward basis. (See Note 8.)

      Under the requirements of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("Statement 142"), goodwill and indefinite-lived intangible assets must be tested on an interim basis if events or circumstances indicate that the estimated fair value of the assets has decreased below its carrying value. Also, under the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144"), the Company is required to record impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(2)   Recent Developments (continued)

the carrying amounts of those assets. In view of the above-mentioned adverse ruling in the ITC proceeding and the additional fact that the Company has experienced a sustained decline in its market capitalization (expressed as its share price multiplied by the number of shares outstanding) during 2002 from $11.5 billion at January 1, 2002 to $2.2 billion at June 30, 2002, the Company performed an interim impairment analysis of its goodwill, indefinite-lived intangible assets and certain finite-lived intangible assets as of June 30, 2002, with the assistance of a third-party valuation expert, with the following results:

     . Based on an interim impairment analysis under Statement 142, the Company recorded pre-tax impairment charges to its goodwill and trademark of $22.8 million and $24.0 million, respectively, during the quarter ended June 30, 2002. These charges were recorded as operating expenses in the accompanying preliminary condensed consolidated statements of operations. (See Note 4.)

     . Based on an impairment analysis under Statement 144, the Company recognized an impairment loss of $1,212.3 million during the quarter ended June 30, 2002, after it was determined that the carrying value of certain finite-lived intangible assets exceeded their fair value. (See Note 4.)

(3)   Accounting Change - Goodwill and Intangible Assets

      The Company adopted Statement 142 effective January 1, 2002. Under Statement 142, goodwill and certain other intangible assets are no longer systematically amortized but instead are reviewed for impairment at least annually and any excess in carrying value over the estimated fair value is charged to results of operations. The previous method for determining impairment utilized an undiscounted cash flow approach for the initial impairment assessment, while Statement 142 utilizes a fair value approach. The indefinite-lived intangible asset and goodwill impairment charges discussed below are the result of the change in the accounting method for determining the impairment of goodwill and certain intangible assets.

      The Company, primarily through the acquisition of TV Guide on July 12, 2000, has a significant amount of goodwill and indefinite-lived intangible assets, consisting of trademark and publishing rights.

      In connection with the adoption of Statement 142, the Company determined that the Company's trademark, trade name and publishing rights have indefinite useful lives. Pursuant to the transitional rules of Statement 142, the Company performed an impairment test of these assets, which resulted in an impairment charge of $297.8 million ($187.8 million, net of tax, or $(0.45) per basic and diluted share) as of January 1, 2002. The impairment charge represents the excess of the carrying amount of a trademark over its estimated fair value as determined by the Company, with the assistance of third party valuation experts, utilizing the relief from royalty valuation method. This method estimates the benefit to the Company resulting from owning rather than licensing the trademark. The pre-tax charge impacted the Company's segments as follows:
Technology and Licensing, $133.9 million; Interactive Platform, $129.8 million; and Media and Services, $34.1 million.

      Also in connection with the adoption of Statement 142, the Company completed the transitional goodwill impairment test during the second quarter of 2002 and recorded an impairment charge of $5,115.5 million, or $(12.39) per basic and diluted share, as of January 1, 2002. A third party valuation expert, considering both income and market approaches, estimated the enterprise values of certain reporting units. The impaired goodwill is not deductible for tax purposes, and as a result, no tax benefit was recorded in relation to the impairment charge. The charge impacted the Company's segments as follows:
Technology and Licensing, $1,821.3 million; Interactive Platform, $2,890.2 million; and Media and Services, $404.0 million.

      In total, the charges to goodwill and indefinite-lived intangible assets have been recorded as the cumulative effect of an accounting change in the amount of $5,303.3 million, net of tax, or $(12.84) per basic and diluted share as of January 1, 2002 in the accompanying preliminary condensed consolidated statements of operations.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(3)   Accounting Change - Goodwill and Intangible Assets (continued)

      Pursuant to Statement 142, an entity's assets and liabilities, including corporate assets and liabilities, should be assigned or allocated to one or more reporting units if certain conditions are met. Questions have arisen regarding the consideration of deferred income taxes in applying the goodwill impairment test. As a result, diversity in practice is developing in the treatment of deferred taxes for purposes of goodwill impairment testing. The Emerging Issues Tax Force has included this issue on its agenda. No conclusion has been reached on this matter. Until a conclusion is reached, deferred taxes can either be allocated to reporting units or not allocated to reporting units. The Company has elected not to allocate deferred taxes to reporting units. If deferred taxes were allocated to reporting units, the charge of $5,303.3 million as a cumulative effect of a change in accounting principles would have been $4,619.8 million.

      Prior to the adoption of Statement 142, the Company amortized goodwill and indefinite-lived intangible assets over their estimated useful lives ranging from 5 to 40 years. Had the Company not amortized goodwill and indefinite-lived intangible assets consistent with the provisions of Statement 142 in prior periods, the Company's net loss would have been affected as follows (in thousands, except per share data):


                                                                       Three Months Ended               Six Months Ended
                                                                            June 30,                        June 30,
                                                                            --------                        --------
                                                                      2002           2001            2002            2001
                                                                      ----           ----            ----            ----
Reported loss before cumulative effect of an accounting change     $(953,792)      $(134,757)      $(974,006)      $(257,997)
Add back:  Goodwill amortization                                          --         110,118              --         223,243
Add back:  Indefinite-lived intangible assets amortization, net                        5,461                          11,712
  of tax
                                                                   ---------       ---------       ---------       ---------

Adjusted loss before cumulative effect of an accounting change     $(953,792)      $ (19,178)      $(974,006)      $ (23,042)
                                                                   ==========      =========       =========       =========

Basic and diluted loss per share before cumulative effect of an accounting change:
          Reported                                                 $   (2.32)      $   (0.33)      $   (2.36)      $   (0.63)
          Add back:  Goodwill amortization                                --            0.27              --            0.54
          Add back:  Indefinite-lived intangible assets                   --            0.01              --            0.03
            amortization, net of tax
                                                                   ---------       ---------       ---------       ---------
          Adjusted basic and diluted loss per share before
            cumulative effect of an accounting change              $   (2.32)      $   (0.05)      $   (2.36)      $   (0.06)
                                                                   =========       =========       =========       =========




      Changes in the carrying amount of goodwill and intangible assets with indefinite lives for the six months ended June 30, 2002 and 2001 are as follows (in thousands):

                                                                   2002                                  2001
                                                  ------------------------------------------------------------------------------
                                                                Trademark                              Trademark
                                                                and Trade   Publishing                 and Trade   Publishing
                                                    Goodwill       Name       Rights      Goodwill       Name        Rights
                                                  ------------------------------------------------------------------------------
Balance at December 31,                           $ 5,485,807   $653,018     $ 240,407   $5,901,967     $662,613     $259,398
Current period additions and adjustments to
  preliminary purchase price allocation                (1,814)    (3,200)           --      (51,499)          34           --
Amortization expense                                       --         --            --     (223,243)      (8,468)     (10,108)
Transitional impairment charge                     (5,115,514)  (297,807)           --           --           --           --
Interim impairment charge (Note 4)                    (22,833)   (24,004)           --           --           --           --
                                                  -----------   --------     ---------   ----------     --------     --------
Balance at June 30,                               $   345,646   $328,007     $240,407    $5,627,225     $654,179     $249,290
                                                  ===========   ========     =========   ==========     ========     ========

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(3)   Accounting Change - Goodwill and Intangible Assets (continued)

      In conjunction with the adoption of Statement 142, the Company reassessed the useful lives and residual values of its finite-lived intangible assets acquired in purchase business combinations and determined that no revisions were necessary. Intangible assets with finite lives at June 30, 2002 and December 31, 2001 are as follows (in thousands):

                                                                                   Impairment                      Amortization
                                                                  Accumulated     Charge/Write                        Period
                                                      Cost        Amortization        down          Net Balance       (Years)
                                                      ----        ------------        ----          -----------       -------
June 30, 2002
-------------
Intangible assets with finite lives:
     Contracts (Note 4)                          $1,932,000      $(381,742)      $(1,210,799)        $ 339,459          5-10
     Customer lists                                 722,781       (424,113)               --           298,668          3-5
     Patents (Note 8)                               236,194        (47,932)          (45,122)          143,140          5-15
     Other                                            2,100           (887)             (813)              400           5
                                                 ----------      ---------       -----------         ---------
Total finite-lived intangible assets             $2,893,075      $(854,674)      $(1,256,734)        $ 781,667
                                                 ==========      =========       ===========         =========

December 31, 2001
-----------------
Intangible assets with finite lives:
     Contracts                                   $1,932,000      $(284,742)      $        --        $1,647,258          5-10
     Customer lists                                 722,781       (315,004)               --           407,777          3-5
     Patents                                        217,961        (35,136)               --           182,825          5-15
                                                      2,041           (589)               --             1,452            5
                                                 ----------      ---------       -----------        ----------
Total finite-lived intangible assets             $2,874,783      $(635,471)      $        --        $2,239,312
                                                 ==========      =========       ===========        ==========

      Amortization expense was $219.2 million and $462.2 million for the six months ended June 30, 2002 and 2001, respectively. Estimated amortization expense for the remainder of 2002 and the succeeding five years is expected to be as follows: $137.3 million - 2002 (remainder); $189.7 million - 2003; $93.1 million - 2004; $74.8 million - 2005; $53.9 million - 2006; and $53.0 million -
2007.

(4)  Impairment Charges

     In accordance with Statement 144, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. During the second quarter of 2002, the ID of the Administrative Law Judge in the ITC proceeding and a sustained decline in the Company's market capitalization triggered an interim assessment by the Company to determine whether certain of its finite-lived intangible assets may be impaired. Accordingly, the Company estimated the undiscounted future net cash flows to be generated by these finite-lived intangible assets to be less than their carrying amount of $1,463.0 million. The cash flow projections related to these finite-lived intangible assets as of June 30, 2002 reflect certain anticipated changes in the Company's advertising delivery mechanism on TV Guide Interactive and anticipated consolidation in the cable television industry. The Company, with the assistance of a third party valuation expert, then estimated the fair value of these finite-lived intangible assets at $250.7 million using the traditional approach under Statement 144 as a measure of fair value. This resulted in a pre-tax impairment loss of $1,212.3 million.

     Under Statement 142, in addition to an annual test, goodwill and indefinite-lived intangible assets must be tested on an interim basis if events or circumstances indicate that the estimated fair value of the asset has decreased below its carrying value. During the second quarter of 2002, the Initial Determination of the Administrative Law Judge in the ITC proceeding and the sustained decline in the Company's market capitalization triggered an interim assessment by the Company to determine whether the fair value of goodwill and indefinite-lived intangible assets may be less than their carrying values as of June 30, 2002. The Company, with the assistance of a third-party valuation expert, estimated the fair values of the Company's indefinite-lived

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(4)   Impairment Charges (continued)

intangible assets and certain reporting units as of June 30, 2002. As a result, the Company determined that impairment charges of $ 22.8 million and $ 24.0 million should be recorded to goodwill and trademark, respectively.

      In total, interim impairment charges of $1,259.1 million were recorded as operating expenses in the accompanying preliminary condensed consolidated statements of operations. Their impacts on the Company's segments were $(147.0) million to the Technology and Licensing sector, $(1,104.0) million to the Interactive Platform sector, and $(8.1) million to the Media and Services sector.

(5)   Reclassification - Cooperative Advertising and Product Placement Costs

      In November 2001, the Financial Accounting Standards Board's ("FASB's") Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). EITF No. 01-09, which is effective for periods commencing after December 31, 2001, clarifies the income statement classification of costs incurred by a vendor for certain cooperative advertising and product placement paid to a vendor's customers. As a result of the Company's adoption of the EITF consensus, certain of the Company's cooperative advertising and product placement costs previously classified as operating expenses have been reflected as a reduction of revenues earned from that activity. Where applicable, amounts presented in prior periods have been reclassified to comply with the income statement classifications for the current period. Approximately $13.7 million and $24.0 million of cooperative advertising and product placement costs previously classified as expenses have been reflected as a reduction of revenues in the income statement for the three and six-month periods ended June 30, 2001, respectively.

(6)   Acquisitions and Sales

      TV Guide - Purchase Reserves

      For the six months ended June 30, 2002, approximately $9.1 million ($7.3 million in third-party contract termination costs and $1.8 million in separation costs) has been charged against the reserve for third-party contract termination and separation costs included in the purchase price allocation from the acquisition of TV Guide. Additionally, for the same period, the reserve was reduced by approximately $2.4 million and credited against goodwill. The reserve had an outstanding balance of $14.9 million at December 31, 2001. See the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for a description of the transaction. The Company expects that the remaining reserve for third-party contract termination and separation costs of $3.4 million will be expended during 2002.

      WGN Superstation Transaction

      In April 2001, the Company sold the business that distributes the WGN Superstation signal. No gain or loss was recognized as a result of the transaction.

      SkyMall Transaction

      On July 18, 2001, the Company acquired all of the outstanding common stock of SkyMall. Under the terms of the agreement, SkyMall's stockholders received
0.03759 shares of Gemstar common stock and $1.50 for each share of SkyMall common stock outstanding. The Preliminary Financial Information includes the results of operations of SkyMall from July 18, 2001. SkyMall is a specialty retailer that provides a large selection of premium-quality products and services to consumers from a wide variety of merchants and partners.

-------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(6)   Acquisitions and Sales (continued)

      The aggregate purchase price of the SkyMall Transaction was $50.1 million, which included cash of $22.2 million and approximately 741,000 shares of Gemstar common stock issued to SkyMall stockholders at $36.58 per share, the average price of the Company's common stock over the two-day period before and after the SkyMall Transaction was agreed to and announced.

      The purchase price also included $742,000, representing the fair value of unexercised SkyMall options and warrants assumed by Gemstar and certain transaction costs.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands). The Company finalized the allocation of the purchase price as of June 30, 2002.

            Assets
                Current assets                          $   8,464
                Property and equipment                      7,207
                Intangible assets                           4,500
                Other assets                                   23
                Goodwill                                   61,707
                                                        ---------
                                                           81,901

            Liabilities
                Current liabilities                        31,813
                                                        ---------
            Net purchase price                          $  50,088
                                                        =========

      The Company finalized its allocation of the purchase price to the fair value of the acquired trade name at $4.5 million. The trade name is considered an indefinite-lived intangible asset and is not subject to amortization.

      The Company finalized its allocation of goodwill ($61.7 million) to its applicable reporting unit in accordance with Statement 142. Goodwill generated in this transaction is not subject to amortization in accordance with Statement 142 and is not deductible for tax purposes.

      The following unaudited pro forma Preliminary Financial Information reflects the Company's results of operations for the three and six-month periods ended June 30, 2001 as though the SkyMall transaction had been completed as of January 1, 2001 (in thousands, except per share amounts):

                                                Three Months Ended              Six Months Ended
                                                     June 30,                       June 30,
                                                     --------                       --------
                                               2002           2001             2002          2001
                                               ----           ----             ----          ----
         Revenues                            $271,659       $332,940          $568,246     $686,149
         Net loss                            (953,792)      (135,150)       (6,277,287)    (258,863)
         Basic and diluted loss per share       (2.32)         (0.33)           (15.20)       (0.63)

      Magazine Distribution Business

      In June 2002, the Company exited from its magazine distribution business by assigning its existing distribution contracts to a third party and contracting with the same party for distribution of TV Guide Magazine. The Company recognized approximately $3.3 million in exit costs, which are included as operating expenses in the accompanying preliminary condensed consolidated statements of operations. No gain or loss was recognized as a result of this transaction.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(7)   Receivables, net

      At June 30, 2002, approximately $65.6 million, or 41%, of the Company's net receivables are due from five entities. For the six months ended June 30, 2002, the Company increased its allowance for doubtful accounts by approximately $125.9 million to $150.0 million, which includes the establishment of a $113.5 million reserve for the Company's outstanding receivable from Scientific-Atlanta. Notwithstanding this reserve, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta.

(8)   Capitalized Patent Costs

      The Company's accounting policy with respect to patent prosecution and litigation costs incurred to protect, strengthen and enforce the Company's intellectual property rights is to defer such costs as intangible assets and to amortize them using the straight-line method over the remaining lives of the related patents. The Company reviews capitalized patent litigation costs whenever events or changes in circumstances, such as adverse administrative or judicial rulings, indicate that certain deferred costs should be expensed. The propriety of such characterizations is determined by the Company based, in part, on the advice of outside counsel. In June 2002, the Company received an unfavorable ruling in a proceeding before the ITC involving three patents. (See
Note 10.) The Company also received an unfavorable ruling in the SuperGuide case. Although the Company has appealed the SuperGuide ruling and is considering an appeal in the ITC proceeding, the Company concluded that as a result of the rulings, certain capitalized patent litigation costs could no longer be considered to strengthen the value of the patents. Accordingly, the Company recorded a write-down of approximately $44.4 million to capitalized patent litigation costs during the three months ended June 30, 2002, and will expense all legal costs associated with the SuperGuide and ITC cases on a going forward basis. The Company will continue to capitalize patent prosecution and litigation costs which the Company believes will protect, strengthen and enforce the Company's intellectual property rights.

(9)   Credit Arrangements

      The Company's wholly owned subsidiary, TV Guide, has a $300 million six-year revolving credit facility and a $300 million four-year amortizing term loan, both expiring in February, 2005 with a group of banks. Borrowings under the credit facilities bear interest (2.84% at June 30, 2002) either at the banks' prime rate or LIBOR, both plus a margin based on a sliding scale tied to TV Guide's leverage ratio, as defined in the facility. The credit facilities are guaranteed by certain subsidiaries of TV Guide and the stock of TV Guide's subsidiaries is pledged as collateral. The credit facilities impose restrictions on TV Guide's ability to pay dividends to Gemstar tied to TV Guide's leverage ratio. This restriction does not apply to Gemstar's ability to pay dividends. As of June 30, 2002, TV Guide had available borrowing capacity under the six-year revolving credit facility of $160.6 million. Principal payments of $45 million in the remainder of 2002, $90 million in 2003 and $23 million in 2004 are due under the $300 million amortizing term loan. Outstanding borrowings at June 30, 2002 were $138.4 million under the revolving credit facility and $158.0 million under the term loan. At June 30, 2002, the Company had an outstanding letter of credit issued under the revolving credit facility for $1.0 million. The Company has determined that there is a reasonable likelihood that TV Guide will be unable to maintain compliance with a financial covenant in its term loan agreement during the coming twelve months. The Company is currently evaluating options to maintain compliance or mitigate the effects of any noncompliance.

      The Company is a party to a loan guaranty to assist a printing services supplier in obtaining a line of credit and term loans with a bank. The maximum exposure to the Company created by this guaranty is $10.0 million.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(10)  Legal Proceedings

      The following is a description of material legal proceedings known to the Company that have been filed subsequent to the Company's December 31, 2001 Form 10-K and March 31, 2002 Form 10-Q or material proceedings previously described in such filings that have undergone significant changes.

      On April 26, 1999, the Judicial Panel on Multi-District Litigation ("MDL Panel") ordered that certain patent infringement lawsuits be transferred to the Northern District of Georgia for coordinated or consolidated pretrial proceedings with the December 3, 1998 action pending in that district (the "MDL Transfer Order"). These lawsuits are more fully described in the Company's Form 10-K filing for the year ended December 31, 2001. These cases involve Scientific-Atlanta and Pioneer Corporation, among other parties. On August 30, 2002, the Company received an order from that Court finding that two of the patents involved in these cases were not infringed by certain digital set-top box products produced by Scientific-Atlanta and Pioneer.

      On October 18, 1999, a former employee of ODS Technologies, L.P. ("ODS"), now a majority owned subsidiary of the Company, filed a complaint against ODS and TV Guide in a Florida federal court, which complaint was amended on November 12, 1999, asserting causes of action for violations of certain federal statutes governing pension plans and for equitable estoppel. The amended complaint sought an unspecified amount of damages for benefits allegedly due to the plaintiff under his employment agreement with ODS. On April 22, 2002, the Court granted ODS and TV Guide summary judgment dismissing the case. The former employee appealed the grant of summary judgment, but the appeal subsequently was dismissed. The plaintiff has filed a motion for reinstatement.

      On January 18, 2000, the Company's StarSight subsidiary filed a patent infringement action against TiVo Inc. ("TiVo") in the U.S. District Court for the Northern District of California. The suit claims, among other matters, that TiVo willfully infringed certain StarSight intellectual property by virtue of TiVo's deployment, marketing, offers to sell and sale of personalized video recorder devices containing an unlicensed IPG. StarSight is seeking an injunction and monetary damages. On February 25, 2000, TiVo answered StarSight's Complaint, and also filed counterclaims against the Company and StarSight alleging, among others, that the Company has violated federal antitrust law and the California unfair business practices act. In its counterclaims, TiVo seeks, among other relief, damages and an injunction. On August 5, 2002, the Court entered a stipulation at the parties' request to stay the proceeding pending resolution of the investigation before the ITC, described below, and the Court has accepted that agreement. After the resolution of any and all appeals stemming from the ITC investigation (including any appeal to the United States Court of Appeals for the Federal Circuit), we expect the Court will be notified of this fact and expect the case to be re-activated at that point.

      During July and August 2000, TV Guide was served with more than 20 class action complaints filed primarily in the U.S. District Court for the Southern District of New York on behalf of magazine subscribers. These complaints, which have been consolidated into a single action, allege that TV Guide, the Magazine Publishers Association ("MPA"), and 12 other publishers of consumer magazines have violated federal antitrust laws by conspiring to limit the discounting of magazine subscription prices by means of rules adopted by the MPA and the Audit Bureau of Circulation. The plaintiffs seek injunctive relief, unspecified damages (trebled), and attorneys' fees and costs. Plaintiffs filed a motion for partial summary judgment. After oral argument was heard on January 10, 2001, the parties entered into settlement discussions. Settlement negotiations continued over the next several months and in April 2002, the defendants submitted final settlement documents to plaintiffs for their approval. Subsequently, the parties signed a settlement agreement, and on July 3, 2002, plaintiffs filed a motion for preliminary approval of the settlement. On August 29, 2002, the court held a hearing at which the pending motion was discussed. The Court notified defendants' lead counsel that an order granting the motion was entered on September 24, 2002.

      On November 17, 2000, Pioneer Digital Technologies, Inc. filed suit against the Company and various of its subsidiaries in Los Angeles County Superior Court. On January 12, 2001, Pioneer Digital Technologies filed its first amended complaint which claims, among other matters, that the Company and certain of its subsidiaries have violated state antitrust and unfair competition laws. Pioneer Digital Technologies is seeking damages and injunctive relief against the Company. The parties are in pretrial proceedings. In May 2002, the Court set trial for September 2003.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED


(10)  Legal Proceedings (continued)

      On December 29, 2000, Gemstar International Group, Ltd., Barnes & Noble, Inc. and Thomson Consumer Electronics were named as defendants in an action for patent infringement by Jennifer Landau, an individual, that relates to e-book technology. The Company was served with this action in May 2001. This action, captioned Jennifer Landau v. Barnes & Noble, et al., USDC Case No. C-00-593-B, was pending in the U.S. District Court for the District of New Hampshire. In May 2002, Ms. Landau voluntarily dismissed this action with prejudice, and there are no longer any claims pending against the Company or any other parties to this litigation.

      On February 14, 2001, the Company and its StarSight subsidiary filed a complaint requesting that the ITC commence an investigation pursuant to Section 337 of the Tariff Act of 1930, as amended, 19 U.S.C. Section 1337 ("Section 337"), regarding imports of certain set-top boxes and components thereof. The complaint alleges that Pioneer Corporation, Pioneer Digital Technologies, Inc., Pioneer North America, Inc., Pioneer New Media Technologies, Inc., Scientific-Atlanta, Inc., EchoStar Communications Corporation and SCI Systems, Inc. (collectively "Respondents"), are violating Section 337 by their unlawful importation into the United States, sale for importation into the United States, and/or sale in the United States after importation, of set-top boxes and/or components that infringe, directly, contributorily or by inducement, of certain patents owned by the Company. The complaint requests an order excluding from entry into the United States all imported set-top boxes and components that infringe, directly, contributorily or by inducement, any claims of the patents in suit, and directing Respondents to cease and desist from importing, marketing, advertising, demonstrating, warehousing, distributing, selling and/or using set-top boxes or components that so infringe. On or about March 16, 2001, the ITC instituted the requested investigation referred to as "In the Matter of Certain Set-Top Boxes and Components Thereof, Investigation No. 337-TA-454
(ITC)". An administrative hearing was held during December 2001. On June 21, 2002, the Administrative Law Judge issued his ID, finding that all of the patents were valid, that none of the patents at issue had been infringed by any of the Respondents, that one of the patents at issue was unenforceable both because it had been misused by the Company and also because a co-inventor had not been named on the patent, and that the Company failed to establish the technical prong of the ITC's domestic industry requirement, which requires the Company to practice its inventions covered by the patents in suit. The Company believes the ID is erroneous in many respects and that the proper application of the law does not support it. On July 5, 2002, the Company and StarSight filed their Petition for Review by the ITC of the ID. Respondents and ITC Staff also filed Petitions for Review of certain aspects of the ID. On August 29, 2002, the ITC determined not to review the ID and entered an additional finding with regard to the technical prong of the domestic industry requirement on one claim of one of the patents. The Commission took no position on the patent misuse findings of the Administrative Law Judge. The Company is currently evaluating filing an appeal of the ITC determination to the United States Court of Appeals for the Federal Circuit.

      On March 23, 2001, Gemstar Development Corporation, a wholly owned subsidiary of the Company, was added as a third-party defendant in the lawsuit of SuperGuide Corporation v. DirecTV Enterprises, Inc., et al., in the U.S. District Court for the Western District of North Carolina. The original claims brought by SuperGuide Corporation against the defendants in this lawsuit are for patent infringement with respect to three patents (the "SuperGuide Patents"). In 1993, Gemstar Development Corporation received a license to the SuperGuide Patents from SuperGuide Corporation within certain defined fields of use. Defendants asked the Court to join Gemstar Development Corporation to these proceedings as a necessary party. After it was added as a party, Gemstar Development Corporation brought claims for declaratory relief and breach of contract against SuperGuide in this lawsuit relating to the 1993 license agreement between SuperGuide and Gemstar Development Corporation. In addition, Gemstar Development Corporation has asserted claims against EchoStar for infringing the SuperGuide Patents within Gemstar's defined fields of use. By Orders dated July 2, 2002 and July 25, 2002, the District Court granted defendants' motion for summary judgment finding that defendants do not infringe the SuperGuide Patents based upon the manner in which the Court previously construed the SuperGuide Patents and dismissed all remaining claims in the case without prejudice. The Company has filed a notice of appeal to the United States Court of Appeals for the Federal Circuit.

      On November 2, 2001, Thomson multimedia, Inc. ("Thomson") sought leave to add the Company and certain subsidiaries into a case captioned Pegasus Development Corporation and Personalized Media Communications, L.L.C. v. DirecTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics, Inc. and Philips Electronics North America Corporation; Thomson multimedia, Inc.
v. Pegasus Development Corporation, Personalized Media Communications, L.L.C., TVG-PMC, Inc., StarSight Telecast, Inc., and Gemstar-TV Guide International, Inc., United States District Court for the District of Delaware,

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(10) Legal Proceedings (continued)

Case No. 00-1020 (GMS). At that time, Thomson asserted a declaratory judgment claim against the Gemstar parties seeking a declaration of noninfringement and invalidity of certain patents as to which the Company is a licensee. In addition to its claim for declaratory relief (discussed above), Thomson has now also added a claim for antitrust violations under federal and state law. On April 22, 2002, Thomson also filed a tag-along notice with the MDL Panel requesting that this entire action be transferred to Georgia for coordinated pretrial proceedings with the MDL proceedings discussed above. On June 3, 2002, the MDL Panel issued Conditional Transfer Order (CTO-2) and Simultaneous Separation and Remand of Certain Claims (Docket No. 1274) conditionally transferring Thomson's antitrust claims to Georgia, but separating and remanding the balance of the claims in this case to Delaware. In response, Thomson has now filed a motion with the MDL Panel to transfer the entire case to Georgia. The parties are now awaiting a ruling from the MDL Panel on this motion. In the meantime, the Delaware litigation has now been largely stayed by the Delaware Court pending a determination from the MDL Panel whether the entire case will be transferred to Georgia or, whether the case, in part, will be remanded to Delaware.

     On November 30, 2001, Thomson initiated an arbitration with the American Arbitration Association against the Company. The Statement of Claims filed by Thomson alleges that the Company has breached certain obligations under a group of agreements signed by the parties as of December 31, 1999 relating to a joint venture between the parties for revenue sharing of advertising on electronic programming guides. On January 7, 2002, the Company filed an Answering Statement and Counterclaim denying all allegations of the claims filed by Thomson and asserting counterclaims against Thomson and Thomson multimedia, S.A. ("Thomson S.A.") alleging, among other things, that Thomson S.A. had breached certain of its obligations under one of the agreements signed by the parties as of December 31, 1999 relating to the introduction of electronic programming guides in Europe. In May 2002, the Company settled this dispute and entered into a binding Letter of Intent with Thomson, and the arbitration has been stayed pending the execution of a definitive agreement.

      In April and May 2002, the Company and its principal executive officers and directors were served with a number of complaints, filed in the United States District Court for the Central District of California, alleging violations of the Securities Exchange Act of 1934 (the "1934 Act") and the Securities Act of 1933 (the "1933 Act"). Also named in several of the complaints is The News Corporation Limited ("News Corp."), a shareholder of the Company. The complaints name some or all of the same parties as defendants, and purport to state claims on behalf of all persons who purchased the Company's common stock during various periods, the broadest of which is August 11, 1999 through April 4, 2002. More particularly, the alleged claims are brought under Sections 10(b) and 20(a) of the 1934 Act, Section 11 of the 1933 Act and SEC Rule 10b-5. The essence of the allegations is that the defendants allegedly intentionally failed to properly account for revenue accrued from Scientific-Atlanta; failed to properly account for a non-monetary transaction, pursuant to which intellectual property rights were obtained, in exchange for cash and advertising credits; and failed to properly record the fair value of technology investments and marketable securities acquired in connection with the Company's acquisition of TV Guide, Inc. Plaintiffs allege that this had the effect of materially overstating the Company's reported financial results. Pursuant to the parties' stipulation, the District Court has consolidated all of the lawsuits (and any subsequently filed lawsuits) into one case. Several groups of plaintiffs and their counsel filed motions to be appointed lead plaintiff and lead plaintiff's counsel. Pursuant to an amended order dated August 9, 2002, the Court appointed the Teachers Retirement System of Louisiana and the General Retirement System of the City of Detroit as co-lead plaintiffs, and appointed Bernstein, Litowitz, Berger & Grossman, L.L.P., as lead plaintiffs' counsel. Plaintiff Georgica Advisors has requested that the court reconsider that decision and appoint it as lead plaintiff. The motion is scheduled to be heard on November 18, 2002. Pursuant to the Court's Order, the lead plaintiffs are to file their consolidated complaint on or before November 15, 2002. Defendants' response to the consolidated complaint is due on or before January 15, 2003. The Company believes the allegations are without merit and intends to defend the consolidated action vigorously.

      In April and May 2002, the Company, along with several of its principal executive officers and directors, were also sued in four purported shareholder derivative actions. Three of these actions were filed in the Superior Court of the State of California for the County of Los Angeles and one action was filed in the Court of Chancery of the State of Delaware, County of New Castle. These purported derivative lawsuits allege various breaches of fiduciary duty and violations of the California Corporations Code based upon the same general set of alleged facts and circumstances as the federal shareholder suits. In the California actions, the parties have requested that the Court consolidate the lawsuits (and any subsequently filed lawsuits) into one case, and that

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(10) Legal Proceedings (continued)

following consolidation, a consolidated amended complaint be filed. The Company believes the allegations are without merit and intends to defend the actions vigorously.

      On August 22, 2002, Scientific-Atlanta filed an adversary complaint in the United States Bankruptcy Court for the Northern District of California. The Complaint alleges that by seeking to acquire certain assets (including certain patents) owned by DIVA Systems Corporation ("DIVA"), the Company will be in violation of a federal antitrust statute, Clayton Act ss.7, 15 U.S.C. ss. 18. DIVA currently is a debtor-in-possession pursuant to Chapter 11 of the bankruptcy code. Also on August 22, 2002, Scientific-Atlanta filed a tag along notice with the MDL Panel, seeking to have its complaint concerning the acquisition of DIVA assets transferred to the U.S. District Court for the Northern District of Georgia, the Court overseeing the cases subject to the MDL Transfer Order described above. The Company intends to serve its answer to the complaint in early October.

      On September 6, 2002, TV Guide Distribution, Inc. ("TVGD"), together with six other plaintiffs comprising national distributors of magazines, filed an action entitled TV Guide Distribution, Inc. et al. v. Ronald E. Scherer et al., in the Court of Common Pleas, Franklin County, Ohio (Case No. 02CVH09 9891). The complaint named more than thirty defendants, made up of principals and shareholders of United Magazine Company, Inc. ("Unimag") and their affiliates, regional wholesalers of magazines that went out of business in September 1999, leaving more than $100 million of outstanding receivables due and owing to the national distributor plaintiffs. The complaint alleges that defendants engaged in a course of conduct that violated Ohio statutes prohibiting fraudulent conveyances and other unlawful payments designed to hinder, delay or defraud TVGD and the other plaintiffs, Unimag's creditors. An initial status conference has been scheduled for November 21, 2002. See the Company's Form 10-Q for the quarter ended March 31, 2002 for a discussion of other ongoing litigation involving Unimag and TVGD.

(11)  Related Party Transactions

      In connection with the acquisition of TV Guide in 2000, News Corp. became a stockholder of the Company. As of June 30, 2002, News Corp. directly and indirectly owns approximately 43% of the Company's outstanding common stock and has the right to designate six directors on the Company's board. The Company earned advertising revenues of $3.9 million and $5.3 million for the three months ended June 30, 2002 and 2001, respectively, and $8.5 million and $12.8 million for the six months ended June 30, 2002 and 2001, respectively, from entities controlled by News Corp. In addition, the Company acquired programming from News Corp. controlled entities of $1.1 million and $2.9 million for the three months ended June 30, 2002 and 2001, respectively, and $2.8 million and $5.5 million for the six months ended June 30, 2002 and 2001, respectively. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with News Corp. As of June 30, 2002 and December 31, 2001, the Company had receivables due from News Corp. controlled entities totaling $1.9 million and $4.6 million, respectively, and payables due to News Corp. controlled entities totaling $149,000 and $302,000, respectively. The Company reimburses News Corp. for facilities and other general and administrative costs incurred on the Company's behalf. Expenses associated with these costs approximated $927,000 and $(83,000) for the three months ended June 30, 2002 and 2001, respectively, and $2.0 million and $1.2 million for the six months ended June 30, 2002 and 2001, respectively. Expenses for the three and six month periods ended June 30, 2001 included a rent and facilities credit of $345,000 from News Corp. In addition, the Company purchases paper through a paper procurement arrangement with News Corp. at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

      Liberty Media Corporation ("Liberty Media"), formerly an indirect wholly owned subsidiary of AT&T Corp., directly or indirectly owned approximately 21% of the issued and outstanding common stock of the Company from the date of the acquisition of TV Guide in 2000 until May 2, 2001, the date Liberty Media sold its interest in the Company to News Corp. For the period April 1, 2001 to May 2, 2001, the date Liberty Media ceased to be considered a related party of the Company, and the period from January 1, 2001 to May 2, 2001, the Company purchased programming from Liberty Media controlled affiliates of $1.2 million and $4.5 million, respectively. During the same periods, the Company also sold video, program promotion and guide services of $1.7 million and $6.7 million, respectively, to AT&T Broadband and Internet Services ("BIS") and its

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                      GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(11)  Related Party Transactions (continued)

consolidated affiliates. In addition, during the same periods, the Company purchased production services and was provided satellite transponder facilities and uplink services from BIS consolidated affiliates of $642,000 and $2.4 million, respectively.

BIS is also wholly owned by AT&T Corp. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with Liberty Media or BIS.

      The Company has included in the amounts discussed above transactions with News Corp., BIS, and Liberty Media and all known entities in which BIS, Liberty Media and News Corp. have an interest greater than 50%. In addition, the Company has transactions with entities in which BIS, Liberty Media and News Corp. own, directly or indirectly, 50% or less.

(12)  Segment Information

      The Company categorizes its businesses into three groups which also represent its reportable business segments: the Technology and Licensing Sector, which is responsible for the development , licensing and protection of intellectual property and proprietary technologies (including the IPGs currently marketed under brands such as GUIDE Plus+(R) and TV Guide(R) Interactive, the VCR Plus+(R) system and electronic book technology marketed under brands such as the Gemstar eBook(TM)); the Interactive Platform Sector, which derives recurring income from advertising, interactive services and e-commerce on the Company's proprietary interactive platforms, including advertising on the Company's IPGs and TV Guide Online, interactive services, and e-commerce on tvguide.com, skymall.com and other affiliated websites; and the Media and Services Sector, which operates TV Guide Magazine, TV Guide Channel, TVG NetworkSM ("TVG"), SkyMall catalog sales, Superstar/Netlink Group ("SNG") and other non-interactive platforms and media properties.

      The Company's reportable segments are strategic business units that offer different products and services and compete in different industries. The Company's chief operating decision maker uses EBITDA (operating income before stock compensation expense, depreciation and amortization, write-down and impairment charges) to evaluate the performance of the three segments. Assets of the reportable segments are not relevant for management of the businesses.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                       GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(12) Segment Information (continued)

     Segment information for the three and six-month periods ended June 30, 2002 and 2001 is as follows (in thousands):

                                            Three Months Ended               Six Months Ended
                                                 June 30,                        June 30,
                                                 --------                        --------
                                            2002           2001            2002            2001
                                            ----           ----            ----            ----
Technology and Licensing Sector
     Revenues (4)                          $ 51,429       $  67,584       $ 113,215       $139,598
     Operating expenses (1)(3)(4)            16,020          21,789          28,406         37,395
     Provision for bad debts (5)            119,027             221         118,269            380
                                          ----------      ---------       ----------      ---------
     EBITDA (2)                           $ (83,618)      $  45,574       $ (33,460)      $101,823
                                          ==========      =========       ==========      =========
Interactive Platform Sector
     Revenues (4)                          $ 22,418       $  20,484       $  44,426       $ 35,182
     Operating expenses (1)(3)(4)            19,422          20,867          39,812         41,607
     Provision for bad debts                    209              72             118            329
                                          ----------      ---------       ----------      ---------

     EBITDA (2)                            $  2,787        $  (455)        $  4,496       $ (6,754)
                                          ==========      =========       ==========      =========
Media and Services Sector
     Revenues (3)(4)                      $ 197,812       $ 232,430       $ 410,605       $487,917
     Operating expenses (1)(3)(4)           169,391         167,561         330,993        351,980
     Provision for bad debts                  1,749           2,008           2,714          3,052
                                          ----------      ---------       ----------      ---------
     EBITDA (2)                            $ 26,672       $  62,861       $  76,898       $132,885
                                          ==========      =========       ==========      =========

Consolidated
     Revenues (3)(4)                       $271,659       $ 320,498       $ 568,246       $662,697
     Operating expenses (1)(3)(4)           204,833         210,217         399,211        430,982
     Provision for bad debts (5)            120,985           2,301         121,101          3,761
                                          ----------      ---------       ----------      ---------
     EBITDA (2)                           $ (54,159)      $ 107,980       $  47,934       $227,954
                                          ==========      =========       ==========      =========

----------------

(1) Operating expenses means operating expenses excluding provision for bad debts, stock compensation expense, depreciation and amortization, write-down and impairment charges.
(2) EBITDA means operating income before non-cash stock compensation expense, depreciation and amortization, write-down and impairment charges. Commencing January 1, 2002, goodwill and certain other intangible assets are no longer subject to amortization. However, other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant. Accordingly, the Company's business sectors are measured based on EBITDA. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes, interest expense and depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America that are presented in the Preliminary Financial Information included in this report. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.
(3) Commencing January 1, 2002, the operating costs of the media sales group have been allocated to the various business units based on advertising revenue dollars earned. Prior period results, which included media sales group commissions reported as revenues by the Media and Services Sector have been reclassified to reflect such commission revenues as a reduction of expenses in the Media and Services Sector. Effective January 1, 2002, the Company revised its method of allocating corporate expenses to the business sectors concurrent with a reorganization of certain corporate functions. Had the new

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                       GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED

(12) Segment Information (continued)

     methodology been in effect in 2001, operating expenses for each of the sectors for the three and six-month periods ended June 30, 2001 would have increased (decreased) approximately as follows: Technology and Licensing Sector - $(1.4) million and $(2.2) million, respectively, Interactive Platform Sector - $(4.5) million and $(5.7) million, respectively, and Media and Services Sector - $5.9 million and $7.9 million, respectively.
(4) The Company's financial statements are presented in accordance with the guidance provided by EITF No. 01-09. Where applicable, amounts presented in the prior period have been reclassified to conform with the income statement classifications for the current period. Such reclassifications resulted in decreases in revenues for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $12.7 million and $22.0 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, and decreases in expenses for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $5.1 million and $10.6 million, respectively, Interactive Platform Sector - $7.6 million and $11.4 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, resulting in a total reduction of $13.7 million and $24.0 million in both consolidated revenues and expenses for the three and six-month periods ended June 30, 2001.
(5) Provision for bad debts for the three and six months ended June 30, 2002 includes establishing a reserve equal to the full amount of the outstanding receivable balance of $113.5 million from Scientific-Atlanta.

(13) Income Taxes

     The income tax benefit for the three and six-month periods ended June 30, 2002 was $547.1 million and $564.4 million, respectively, which reflects an effective tax rate of 36% and 37% for each of the respective periods. The income tax benefit for the three and six-month periods ended June 30, 2001 was $16.0 million and $30.2 million, respectively, which reflects an effective tax rate of 11% for both periods. The increase in the effective tax rate was due in large part to non-taxable goodwill, which is no longer amortized effective January 1, 2002 as a result of adopting Statement 142.

(14) Stock Repurchase Program

     In April 2002, the Company's Board of Directors authorized an extension of its authorization granted in September 2001 to repurchase up to $300.0 million of the Company's outstanding shares of common stock. The authorization permitted the Company to purchase shares in the open market at prevailing prices, or in privately negotiated transactions at then prevailing prices, provided that the Company complied with SEC regulations regarding such purchases. During the three months ended June 30, 2002, the Company repurchased 6.9 million shares for an aggregate price of $63.4 million. The extension expired on September 18, 2002 with no additional share repurchases. Since September 2001, the Company has repurchased a total of 7.2 million shares for an aggregate price of $69.8 million.

(15) Subsequent Events

     On July 2, 2002, the United States District Court for the Western District of North Carolina in the legal proceeding SuperGuide Corporation v. DirecTV Enterprises, Inc., et al (the "SuperGuide case") ruled that certain of the defendants' products did not infringe the SuperGuide Patents, and on July 25, 2002, the court dismissed all remaining claims in the case. The Company was a third party defendant in this matter and had joined in SuperGuide's infringement allegations against EchoStar. The Company has filed an appeal of this decision to the United States Court of Appeals for the Federal Circuit. (See Note 10.)

     On August 14, 2002, the Company announced that the audit committee of the Board of Directors had been conducting a review of the Company's revenue recognition policies with respect to the Technology and Licensing Sector and the Interactive Platform Sector of its business, and that pursuant to the recommendations of the audit committee, the Company intended to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20.0 million of revenues and $20.0 million of related amortization expense associated with a non-monetary transaction of a subsidiary of TV Guide, Inc. KPMG, which was provided with the same information upon which the audit committee based its recommendation, informed the Company that it does not believe such information supports a change in the accounting treatment for this transaction. KPMG informed the Company that until the audit committee completed its investigation and reached a final

------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

                       GEMSTAR-TVGUIDE INTERNATIONAL, INC.
  NOTES TO PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED


conclusion and the restatement issue was resolved, it would not be able to finalize its SAS 71 review procedures, which would be required by Rule 10-01(d) of Regulation S-X for the Company to file a complete Quarterly Report on Form 10-Q. Due to the disagreement between the Company and KPMG, the Company is in the process of requesting guidance from the Office of the Chief Accountant of the SEC on the issue.

(15) Subsequent Events (continued)

     The audit committee completed its review in September 2002 and did not recommend that any further changes to the Company's financial statements be made other than the reclassification of $2.7 million of advertising revenues from the Interactive Platform Sector to the Media and Services Sector as part of its proposed restatement of the 2001 financial statements.

     On August 14, 2002, the Company announced that News Corp. and Dr. Henry Yuen, Chief Executive Officer and Elsie Leung, Chief Financial Officer have submitted a joint proposal to the Company's Board of Directors to restructure the Company's management and to settle disputes among the parties. A special committee has been formed by the Board of Directors to consider the joint proposal on behalf of the Company and to make a recommendation to the Board concerning the proposal. After receiving the recommendations of the special committee, the Board will evaluate the proposal and may approve or reject the proposal. As of the date of this report, the special committee has not reached a conclusion and there can be no assurance the proposal will be accepted.

     On August 19, 2002, the Company received a Nasdaq Staff Determination that its securities are subject to delisting from the Nasdaq National Market because the Company failed to file its Form 10-Q for the quarter ended June 30, 2002 on or before August 14, 2002 for the reasons discussed above. On August 23, 2002, the Company requested a hearing before a Nasdaq Listing Qualification Panel on the question of delisting. Nasdaq granted this request, and the Company will be appearing before a Nasdaq Panel on September 26, 2002 to review the Nasdaq Staff Determination. If the Nasdaq Panel so decides, the Company's securities may be delisted from The Nasdaq National Market at any time after the hearing without prior notice to the Company.

     The Company is a party to certain proceedings consolidated in the United States District Court for the Northern District of Georgia by the Judicial Panel on Multi-District Litigation against Scientific-Atlanta and Pioneer, among other parties. On August 30, 2002, the Company received an order from that Court finding that two of the patents involved in these cases were not infringed by certain digital set-top box products produced by Scientific-Atlanta and Pioneer. (See Note 10.)

This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRELIMINARY FINANCIAL INFORMATION

     Gemstar-TV Guide International, Inc., a Delaware corporation ("Gemstar" or together with its consolidated subsidiaries, the "Company"), is releasing certain preliminary financial and other information for the quarter ended June 30, 2002 ("Preliminary Financial Information"), although the Company's independent auditor, KPMG has not finalized its review of the Preliminary Financial Information in accordance with Statement on Auditing Standards 71 ("SAS 71"). The Company plans to file a Form 10-Q for the quarter ended June 30, 2002 when the Company's independent auditor finalizes its SAS 71 review. This Preliminary Financial Information is subject to revision when the Company's independent auditor finalizes its SAS 71 review, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Note 15 to the Preliminary Financial Information. The sequence of events leading to the Company's releasing the Preliminary Financial Information is as follows:

     . On August 14, 2002, the Company announced that the audit committee of the Board of Directors had been conducting a review of the Company's revenue recognition policies with respect to the Technology and Licensing Sector and the Interactive Platform Sector of its business, and that pursuant to the recommendations of the audit committee, the Company intended to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20.0 million of revenues and $20.0 million of related amortization expense associated with a non-monetary transaction of a subsidiary of TV Guide, Inc. KPMG, which was provided with the same information upon which the audit committee based its recommendation, informed the Company that it does not believe such information supports a change in the accounting treatment for this transaction. KPMG informed the Company that until the audit committee completed its investigation and reached a final conclusion and the restatement issue was resolved, it would not be able to finalize its SAS 71 review procedures, which would be required by Rule 10-01(d) of Regulation S-X for the Company to file a complete Quarterly Report on Form 10-Q. Due to the disagreement between the Company and KPMG, the Company is in the process of requesting guidance from the Office of the Chief Accountant of the SEC on the issue.

     . The audit committee completed its review in September 2002 and did not recommend that any further changes to the Company's financial statements be made other than the reclassification of $2.7 million of advertising revenues from the Interactive Platform Sector to the Media and Services Sector as part of its proposed restatement of the 2001 financial statements.

     As the ultimate resolution of this issue is uncertain at this time no and the restatement process is unpredictable, no amounts have been restated in this Preliminary Financial Information for any periods presented.

Critical Accounting Policies and Estimates

     The following discussion and analysis of our financial condition and results of operations are based upon our Preliminary Financial Information. The preparation of such financial statements requires the Company to make estimates and assumptions in applying certain critical accounting policies. Certain accounting estimates are particularly sensitive because of their significance to our Preliminary Financial Information and because of the possibility that future events affecting the estimates could differ materially from our current expectations. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that affect our Preliminary Financial Information.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     Revenue Recognition - License Fees

     An important principle in the Company's licensing accounting is to ensure that revenues are recognized at the time when the earning process is completed. We recognize revenues from per unit license fees based on units shipped incorporating the Company's patented or proprietary technologies in the period when the manufacturers' units shipped information is available to the Company. Revenues from per subscriber fees from service providers are earned in the month services are provided by a licensee using the Company's patented or proprietary technologies. Revenues from annual and other license fees are recognized based on the specific terms of the license agreements. From time to time, the license agreement between the Company and a licensee may expire, or for one reason or another, the licensee fails to remit license fees on a timely basis, yet the same units continue to be shipped and the same services continue to be deployed containing the Company's patented or proprietary technologies. The Company looks to the four conditions under SAB 101, Revenue Recognition in Financial Statements, to determine whether or not revenue should be recognized: whether there is persuasive evidence that an arrangement exists, whether delivery has occurred or service has been rendered, whether the price is fixed or determinable and whether collection is reasonably assured. Additionally, the Company may consider opinions of outside counsel when appropriate. These decisions involve significant judgment by the Company.

     Further discussion of the application of revenue recognition policies for license fees is contained under the heading Technology and Licensing Sector.

     Patent Prosecution and Litigation Costs

     The Company's accounting policy with respect to patent prosecution and litigation costs incurred to protect, strengthen and enforce the Company's intellectual property rights is to defer such costs as intangible assets and to amortize them using the straight-line method over the remaining lives of the related patents. The Company reviews its capitalized patent prosecution and litigation costs whenever events or changes in circumstances, such as adverse administrative or judicial rulings, indicate that certain capitalized costs do not increase the value of the related patents and, consequently, should be expensed. These determinations are made by the Company based, in part, on the advice of outside counsel.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company has a significant amount of property and equipment and finite-lived intangible assets, primarily through the acquisition of TV Guide. In accordance with Statement 144, the Company reviews its long-lived assets and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may exceed its fair value. This is measured by a comparison of the carrying amount of an asset to the undiscounted future operating cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, which is the amount at which that asset could be bought or sold in a current transaction between willing parties. Quoted market prices in active markets are the best evidence of fair value and are used as the basis for the measurement, if available. In most instances, quoted market prices in active markets will not be available for the Company's long-lived assets and finite-lived intangibles. In those instances, the estimate of fair value is based on the best information available, including prices for similar assets and the results of using other valuation techniques. Discounted future operating cash flows are commonly used by the Company as an acceptable valuation technique and proxy for fair value. Valuation techniques are inherently subjective.

     The determination as to whether events or changes in circumstances indicate that the carrying amount of an asset may exceed its fair value involves the Company's judgment. In addition, should the Company conclude that an asset may be impaired, the estimate of undiscounted future operating cash flows and the final determination of the fair value of the asset are also based on the judgment of the Company, assisted by third-party valuation experts. These judgments can be impacted by a variety of underlying assumptions, such as the general business climate, effectiveness of competition and supply and cost of resources. Accordingly, actual results can differ significantly from the assumptions made by the Company in making its estimates. Future changes in the Company's estimates could result in indicators of impairment and future impairment charges.

     Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell.

     Impairment of Goodwill and Other Intangible Assets

     The Company has a significant amount of goodwill and other indefinite-lived intangible assets, primarily through the

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

acquisition of TV Guide. In accordance with Statement 142, an intangible asset that is not subject to amortization must be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

     Goodwill of a reporting unit must be tested for impairment between annual, required tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

     Pursuant to Statement 142, an entity's assets and liabilities, including corporate assets and liabilities, should be assigned or allocated to one or more reporting units if certain conditions are met. Questions have arisen regarding the consideration of deferred income taxes in applying the goodwill impairment test. As a result, diversity in practice is developing in the treatment of deferred taxes for purposes of goodwill impairment testing. The Emerging Issues Task Force has included this issue on its agenda. No conclusion has been reached on this matter. Until a conclusion is reached, deferred taxes can be either allocated to reporting units or not allocated to reporting units. The Company has elected not to allocate deferred taxes to reporting units.

     As discussed above, the determination of fair value involves significant judgments and estimates when quoted market prices do not exist. Accordingly, future changes in the Company's estimates could result in further impairment charges of goodwill and indefinite-lived intangible assets. A discussion of impairment losses recognized in 2002 is contained under Notes 3 and 4 to the Preliminary Financial Information.

     Income Taxes

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance, if necessary, to reduce deferred tax assets to an amount it believes is more likely than not to be realized.

     The Company has income both from foreign and domestic sources. In the preparation of our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate, including estimating both our actual current tax exposure and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Assessment of our actual current tax exposure includes assessing tax strategies, the status of tax audits and open audit periods with the taxing authorities. To the extent that we have deferred tax assets, we must assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent that we believe that recovery is not likely, we must establish a valuation allowance. As of June 30, 2002, we have established a valuation allowance of $74.9 million against our deferred tax assets. In the future, we may adjust our estimates of the amount of valuation allowance needed and such adjustment would impact our provision for income taxes in the period of such change.

     Allowance for Doubtful Accounts

     We have significant amounts due to us from our customers. We continuously evaluate our outstanding accounts receivable for collectibility. This evaluation involves the Company's judgment in assessing the aging of the amounts due to us and in reviewing the credit-worthiness of each customer. Should a customer's financial condition deteriorate in a manner that could decrease the customer's ability to pay amounts due to us, or should significant adverse events cause a change in the Company's ability to collect amounts due to us, we might be required to provide an additional allowance for doubtful accounts which would reduce our earnings.

     Multi-Platform Advertising Sales

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     The Company believes that a potential competitive advantage in advertising is the combined reach of its various advertising platforms - TV Guide Magazine with a circulation of 9 million, IPG with a combined platform of more than 17.5 million, TV Guide Channel with more than 50 million homes passed, and tvguide.com with 4 million unique visitors per month, all targeted at consumers who are interested in television guidance. In order to maximize the effectiveness of such a competitive advantage, the Company is desirous of attracting customers to simultaneously advertise on two or more of its various delivery platforms ("multi-platform" advertising). Consistent with its practice for selling advertising on a single platform, in late 2001, the Company established a Multi-Platform Advertising Program ("MPA Program") to provide incentives in the form of discounts for multi-platform advertisers. At times, such discounts may be significant, and frequently equal and occasionally exceed the pre-discounted value of the advertising on one of the platforms in the Program. The net revenues after discount from such multi-platform sales are allocated among the various media included based on the relative fair value of the advertising inventory as measured by the advertiser specific rates or market rates of similar advertisers for each medium, in accordance with SAB 101 as clarified by the SEC in October 2001. Such allocation affects the segment revenues of the Interactive Platform Sector (which contains IPG and online) and the Media and Services Sector (which contains the magazine and the channel). The application of the current allocation method to the 2001 fiscal year would have resulted in $2.7 million being reclassified from the Interactive Platforms Sector to the Media and Services Sector.

Results of Operations

     The Company completed several transactions during 2001 that affect the comparability of the results of operations.

     . In April 2001, the Company sold the business that distributes the WGN superstation signal. Accordingly, the Preliminary Financial Information does not include the results of operations of WGN subsequent to that date.

     . In July 2001, the Company acquired 100% of the outstanding common stock of SkyMall. The acquisition was accounted for as a purchase. Accordingly, the Preliminary Financial Information include the results of operations of SkyMall from July 2001.

-------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     The following table sets forth certain unaudited Preliminary Financial Information for the Company for the three and six-month periods ended June 30, 2002 and 2001 (in thousands).


                                                                Three Months Ended              Six Months Ended
                                                                      June 30,                      June 30,
                                                                     --------                       --------
                                                                2002         2001(1)(3)       2002         2001(1)(3)
                                                             -----------    -----------    -----------    -----------
Statement of Operations Data:
Revenues .................................................   $   271,659    $   320,498    $   568,246    $   662,697
Operating expenses:
     Operating expenses before provision for bad debts,
       stock compensation, depreciation and amortization,
       write-down and impairment charges .................       204,833        210,217        399,211        430,982
     Provision for bad debts (4) .........................       120,985          2,301        121,101          3,761
                                                             -----------    -----------    -----------    -----------
     Operating expenses, excluding stock compensation,
       depreciation and amortization, write-down and
       impairment charges ................................       325,818        212,518        520,312        434,743
     Stock compensation ..................................         1,369          8,012         18,294         17,157
     Depreciation and amortization .......................       120,688        240,295        237,050        478,863
     Write-down of capitalized patent litigation costs (5)        44,424           --           44,424           --
     Impairment of intangible assets (6) .................     1,259,147           --        1,259,147           --
                                                             -----------    -----------    -----------    -----------
                                                               1,751,446        460,825      2,079,227        930,763
                                                             -----------    -----------    -----------    -----------
Operating loss ...........................................    (1,479,787)      (140,327)    (1,510,981)      (268,066)
Interest expense .........................................        (2,897)        (7,551)        (5,521)       (19,102)
Other (expense) income, net ..............................       (18,242)          (820)       (21,920)         1,054
                                                             -----------    -----------    -----------    -----------
Loss before income taxes, extraordinary loss on
debt extinguishment and cumulative effect of an
accounting change ........................................    (1,500,926)      (148,698)    (1,538,422)      (286,114)
Income tax benefit .......................................      (547,134)       (16,041)      (564,416)       (30,217)
                                                             -----------    -----------    -----------    -----------
Loss before extraordinary loss on debt extinguishment and
  cumulative effect of an accounting change ..............      (953,792)      (132,657)      (974,006)      (255,897)
Extraordinary loss on debt extinguishment, net of tax ....          --           (2,100)          --           (2,100)
Cumulative effect of an accounting change, net of tax ....          --             --       (5,303,281)          --
                                                             -----------    -----------    -----------    -----------
Net loss .................................................   $  (953,792)   $  (134,757)   $(6,277,287)   $  (257,997)
                                                             ===========    ===========    ===========    ===========
Other Financial Data:
Net cash provided by (used in):
     Operating activities ................................   $    61,323    $    47,296    $   153,080    $   123,280
     Investing activities ................................        (6,318)        98,867            984         79,991
     Financing activities ................................       (68,417)      (234,641)      (103,005)      (257,445)
EBITDA(2) ................................................       (54,159)       107,980         47,934        227,954

________________

(1) Effective July 18, 2001, the Company's consolidated operating results include the operating results of SkyMall. SkyMall was acquired in a transaction accounted for as a purchase. Effective April 2001, the consolidated operating results exclude the operating results of the business that distributed the WGN superstation signal, which was sold.
(2) EBITDA means operating income before non-cash stock compensation expense, depreciation and amortization, write-down and impairment charges. Commencing January 1, 2002, goodwill and certain other intangible assets are no longer subject to amortization. However, other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant. Accordingly, the Company's business sectors are measured based on EBITDA. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes, interest expense and depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to,

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America that are presented in the Preliminary Financial Information included in this report. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.
(3) The Company's financial statements are presented in accordance with the guidance provided by EITF No. 01-09. Where applicable, amounts presented in the prior period have been reclassified to conform with the income statement classifications for the current period. Such reclassifications resulted in a reduction of $13.7 million and $24.0 million in both consolidated revenues and expenses for the three and six-month periods ended June 30, 2001, respectively.
(4) Provision for bad debts for the three and six months ended June 30, 2002 includes establishing a reserve equal to the full amount of the outstanding receivable balance of $113.5 million from Scientific-Atlanta.
(5) Write-down of capitalized patent litigation costs resulted from adverse rulings in the ITC and SuperGuide cases.
(6) Impairment of intangible assets represents a write-down of the carrying value of goodwill, finite-lived intangible assets and trademarks.


Overview of Significant Events

     The Company's normal and customary business practice is to assess whether certain events necessitate a change in assumptions and estimates as they relate to its established accounting policies on revenue recognition, allowances, capitalized patent litigation costs, and the carrying value of intangible assets. The Company has assessed the impact of certain recent events to determine their effect on the Company's financial results.

     On June 21, 2002, an Administrative Law Judge issued a Final Initial Determination ("ID") in a United States International Trade Commission ("ITC") proceeding denying the Company's request for an exclusionary order to prevent further importation of certain set-top boxes containing IPGs which the Company believes infringe some of its patents. The ITC determined not to review this decision on August 29, 2002. On July 2, 2002, the United States District Court for the Western District of North Carolina in the legal proceeding SuperGuide Corporation v. DirecTV Enterprises, Inc., et al (the "SuperGuide case") ruled that certain of the defendants' products did not infringe the SuperGuide Patents, and on July 25, 2002, the court dismissed all remaining claims in the case. The Company was a third party defendant in this matter and had joined in SuperGuide's infringement allegations against EchoStar. The Company has now appealed the SuperGuide ruling and is evaluating an appeal of the ITC ruling. (See Note 10 to the Preliminary Financial Information.)

     The Company assessed the impact of these rulings on its assumptions and estimates in applying its accounting policies as follows:

..    The Company and Scientific-Atlanta initially entered into an agreement in
     1992 for the incorporation of IPGs into Scientific-Atlanta set-top boxes. Scientific-Atlanta breached this agreement and an arbitration ensued, which was decided in the Company's favor in 1996. During 1997 through 1999, Scientific-Atlanta was under a license agreement with the Company for the incorporation of IPGs into Scientific-Atlanta set-top boxes. The agreement expired on July 23, 1999; however, Scientific-Atlanta continued to ship set-top boxes incorporating IPGs which are the same or similar to the products shipped during the term of the agreement. Such revenue had been recognized in prior periods under SAB 101.

..    The Company had accrued an aggregate of $113.5 million in license fees from
     Scientific-Atlanta after the license agreement expired through March 31, 2002. The Company concluded that the ID in the ITC proceeding, even though subject to appeal, affected the reasonable assurance of collectibility of revenues related to the expired license agreement with Scientific-Atlanta. As a result, the Company suspended recognition of revenues from Scientific-Atlanta on a going forward basis beginning with the three months ended June 30, 2002 and recorded an allowance equal to the outstanding receivable from Scientific-Atlanta. Notwithstanding this reserve, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta. (See Note 7 to the Preliminary Financial Information.)

..    The Company's accounting policy with respect to patent prosecution and litigation costs incurred to protect, strengthen and enforce the Company's intellectual property rights is to defer such costs as intangible assets and to amortize them using the straight-line method over the remaining lives of the related patents. The Company reviewed the carrying value of capitalized patent litigation costs as a result of the rulings in the ITC and SuperGuide cases. Although the Company has filed an appeal in the SuperGuide case and is considering an appeal in the ITC proceeding, the Company concluded

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     that these rulings raised doubts as to whether certain capitalized patent litigation costs could be reasonably considered to strengthen the value of the patents. Accordingly, the Company recorded a write-down of $44.4 million to capitalized patent litigation costs during the quarter ended June 30, 2002 and will expense all of the legal costs of the SuperGuide and ITC cases on a going forward basis. (See Note 8 to the Preliminary Financial Information.)

     Under the requirements of Statement 142, goodwill and indefinite-lived intangible assets must be tested on an interim basis if events or circumstances indicate that the estimated fair value of the assets has decreased below its carrying value. Also, under the requirements of Statement 144, the Company is required to record impairment losses on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. In view of the above-mentioned adverse ruling in the ITC proceeding and the additional fact that the Company has experienced a sustained decline in its market capitalization (expressed as its share price multiplied by the number of shares outstanding) during 2002 from $11.5 billion at January 1, 2002 to $2.2 billion at June 30, 2002, the Company performed an interim impairment analysis of its goodwill, indefinite-lived intangible assets and certain finite-lived intangible assets as of June 30, 2002, with the assistance of a third-party valuation expert, with the following results:

..    Based on an interim impairment analysis under Statement 142, the Company recorded pre-tax impairment charges to its goodwill and trademark of $22.8 million and $24.0 million, respectively, during the quarter ended June 30, 2002. These charges were recorded as operating expenses in the accompanying preliminary condensed consolidated statements of operations. (See Note 4 to the Preliminary Financial Information.)

..    Based on an impairment analysis under Statement 144, the Company recognized an impairment loss of $1,212.3 million during the quarter ended June 30, 2002, after it was determined that the carrying value of certain finite-lived intangible assets exceeded their fair value. (See Note 4 to the Preliminary Financial Information.)

Nasdaq Delisting Hearing

     On August 19, 2002, the Company received a Nasdaq Staff Determination that its securities are subject to delisting from the Nasdaq National Market because the Company failed to file its Form 10-Q for the quarter ended June 30, 2002 on or before August 14, 2002. On August 23, 2002, the Company requested a hearing before a Nasdaq Listing Qualification Panel on the question of delisting. Nasdaq granted this request, and the Company will be appearing before a Nasdaq Panel on September 26, 2002 to review the Nasdaq Staff Determination. If the Nasdaq Panel so decides, the Company's securities may be delisted from The Nasdaq National Market at any time after the hearing without prior notice to the Company.

Transitional Goodwill Impairment

     The Company completed its transitional goodwill impairment test during the three months ended June 30, 2002 and recorded an impairment charge of $5,115.5 million, or $(12.39) per basic and diluted share, resulting in a total transitional impairment charge of $5,303.3 million, or $(12.84) per basic and diluted share. The charge has been recorded as the cumulative effect of an accounting change as of January 1, 2002 in the accompanying preliminary condensed consolidated statements of operations.

Consolidated

     Revenues for the three months ended June 30, 2002 were $271.7 million, a decrease of $48.8 million, or 15%, compared to the same period in 2001. The decrease for the three months ended June 30, 2002 was attributable to a $21.8 million decrease in licensing revenues from the suspension of recognition of revenues related to the expired license agreement with Scientific-Atlanta (described above), a $19.8 million decrease in TV Guide Magazine's revenues and an $18.5 million decrease in SNG C-band subscriber revenues, partially offset by an increase in revenues of $10.9 million associated with the July 2001 acquisition of SkyMall. Notwithstanding the suspension of Scientific-Atlanta revenues, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta.

     For the six-month period ended June 30, 2002, revenues were $568.2 million, a decrease of $94.5 million, or 14%, compared to the same period in 2001. The decrease for the six months ended June 30, 2002 was attributable to a $47.9 million

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

decline in TV Guide Magazine revenues, a $33.3 million decrease in licensing revenues from the suspension of recognition of revenues related to the expired license agreement with Scientific Atlanta, and a $30.4 million decline in SNG's subscriber revenues, partially offset by an increase of $21.5 million in revenues attributable to the July 2001 acquisition of SkyMall. Notwithstanding the suspension of Scientific-Atlanta revenues, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta.

     The Company's total advertising revenues for the three months ended June 30, 2002 were $62.3 million, a decrease of $10.9 million, or 15%, compared to the same period in 2001. For the six-month period ended June 30, 2002, advertising revenues were $127.4 million, a decrease of $19.9 million, or 13%, compared to the same period in 2001. The Company is desirous of attracting customers to simultaneously advertise on two or more of its various delivery platforms ("multi-platform" advertising) in order to maximize the effectiveness of all of its media. Consistent with its practice for selling advertising on a single platform, in late 2001, the Company established the MPA Program to provide incentives in the form of discounts for multi-platform advertisers. At times, such discounts may be significant, and frequently equal and occasionally exceed the pre-discounted value of the advertising on one of the platforms in the Program. Total MPA Program sales, net of discounts, included in the advertising revenues for the three and six-month periods ended June 30, 2002 were $7.2 million and $9.6 million, respectively, of which 34% and 38% of such sales have been allocated to the Interactive Platform Sector, and 66% and 62%, respectively, have been allocated to the Media and Services Sector. The general weakness in the advertising market continues to impact the Company's advertising revenues. In particular, the Company's ability to increase advertising sales on its IPG is affected by a lack of verifiable third party metrics to demonstrate IPG advertising effectiveness. The Company expects that the sale of advertising on all of its media will continue to face significant pressure until general advertising conditions improve, and for IPG advertising, when accepted buying practice and measurement metrics have been established (see further discussion in Interactive Platform Sector).

     Operating expenses, excluding provision for bad debts, stock compensation, depreciation and amortization, write-down and impairment charges, were $204.8 million for the quarter ended June 30, 2002, a decrease of $5.4 million, or 3%, when compared to the same period in the prior year. For the six months ended June 30, 2002, operating expenses were $399.2 million, a decrease of $31.8 million, or 7%, compared to the same period in the prior year. The decrease in operating expenses for both periods was a result of the general cost controls in effect throughout the Company. The decreases were also attributable to reductions in TV Guide Magazine production expenses for paper, printing, and postage and reduced programming costs for SNG, partially offset by the additional expenses attributable to SkyMall.

     Provision for bad debts was $121.0 million, an increase of $118.7 million when compared to the same period in the prior year. For the six months ended June 30, 2002, provision for bad debts was $121.1 million, an increase of $117.3 million from the same period in 2001. The increase in both periods was primarily due to the provision for $113.5 million related to Scientific-Atlanta. Notwithstanding this reserve, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta.

     Stock compensation expense reflects amortization of the portion of the purchase price of acquired businesses assigned to unearned compensation for unvested stock options assumed by the Company. The unearned compensation is being amortized over the remaining vesting period of the options. Stock compensation expense for the quarter ended June 30, 2002 was $1.4 million, a decrease of $6.6 million primarily due to the separation of four senior officers and two executive officers from the Company. For the six-month period ended June 30, 2002, stock compensation expense was $18.3 million which also included $12.9 million of accelerated unearned compensation amortization resulting from an executive officer who separated from the Company during the period.

     Depreciation and amortization during the quarter ended June 30, 2002 was $120.7 million, a decrease of $119.6 million compared to the same period in 2001. For the six-month period ended June 30, 2002, depreciation and amortization was $237.1 million, a decrease of $241.8 million compared to the same period in the prior year. The decrease in depreciation and amortization for the three and six-month periods was primarily a result of the adoption of the provisions of Statement 142, which became effective January 1, 2002. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. See Notes 3 and 4 to the Preliminary Financial Information. Other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant.

     The write-down of capitalized patent litigation costs of $44.4 million in the second quarter of 2002 resulted from the ITC and SuperGuide rulings. (See Overview of Significant Events.)

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     Impairment of intangible assets represents a write-down of finite-lived intangible assets ($1,212.3 million), goodwill ($22.8 million) and trademark ($24.0 million) to their fair values based on analyses performed as of June 30, 2002.

     Interest expense was $2.9 million for the three months ended June 30, 2002 and $5.5 million for the six-month period ended June 30, 2002, compared to $7.6 million and $19.1 million, respectively, for the same periods in the prior year. The decrease in interest expense during the three and six-month periods were attributable to lower debt levels coupled with lower interest rates.

     Other expense, net increased to $18.2 million for the three months ended June 30, 2002 from $0.8 million for the same period in 2001. For the six months ended June 30, 2002, other (expense) income, net was $(21.9) million as compared to $1.1 million for the prior year period. The increase in other expense, net for both periods was primarily due to a write-down of certain marketable securities held by one of the Company's equity-method investees during the quarter ended June 30, 2002. The decline in the fair value of such securities was determined to be other than temporary. Accordingly, the Company recorded a $17.7 million charge.

     The provision for income tax benefit as a percentage of loss before income taxes, extraordinary loss on debt extinguishments and cumulative effect of an accounting change for the three and six-month period ended June 30, 2002 was 36% and 37%, respectively, compared to 11% for the same periods in 2001. The income tax benefit for the three and six-month periods ended June 30, 2002 were $547.1 million and $564.4 million, respectively. The income tax benefit for the three and six-month periods ended June 30, 2001 were $16.0 million and $30.2 million, respectively. The net increase in the effective tax rate is primarily due to the change in the treatment of amortization of goodwill in accordance with Statement 142, which has no associated impact on the provision for income taxes. In addition, the overall effective tax rate reported by the Company in any single period is impacted by, among other things, the country in which earnings or losses arise, applicable statutory tax rates and withholding tax requirements for particular countries, the availability of net operating loss carry forwards and the availability of tax credits for taxes paid in certain jurisdictions. Because of these factors, it is expected that the Company's future tax expense as a percentage of income before income taxes may vary from period to period.

     The cumulative effect of an accounting change relates to the Company's adoption of Statement 142 effective January 1, 2002. The Company is required to test goodwill and any intangible assets identified as having an indefinite useful life for impairment in accordance with the provisions of Statement 142 and report any transitional impairment loss as the cumulative effect of a change in accounting principle as of January 1, 2002 in the preliminary condensed consolidated statement of operations. The transitional impairment loss for goodwill and indefinite-lived intangible assets from application of these new rules was $5,303.3 million, net of tax.

Sector Results of Operations

     The Company categorizes its businesses into three groups which also represent its reportable business segments: the Technology and Licensing Sector, which is responsible for the development , licensing and protection of intellectual property and proprietary technologies (including the IPGs currently marketed under brands such as GUIDE Plus+(R) and TV Guide(R) Interactive, the VCR Plus+(R) system and electronic book ("eBook") technology marketed under brands such as the Gemstar eBook(TM)); the Interactive Platform Sector, which derives recurring income from advertising, interactive services and e-commerce on the Company's proprietary interactive platforms, including advertising on the Company's IPGs and TV Guide Online, interactive services, and e-commerce on tvguide.com, skymall.com and other affiliated websites; and the Media and Services Sector, which operates TV Guide Magazine, TV Guide Channel, TVG NetworkSM ("TVG"), SkyMall catalog sales, Superstar/Netlink Group ("SNG") and other non-interactive platforms and media properties.

     The following table sets forth certain Preliminary Financial Information for the Company's business sectors for the three and six-month periods ended June 30, 2002 and 2001 (in thousands). The Company's business sectors are measured based on EBITDA (operating income before stock compensation expense, depreciation and amortization, write-down and impairment charges).

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.


                                      Three Months Ended        Six Months Ended
                                            June 30,                 June 30,
                                            --------                 --------
                                      2002         2001         2002         2001
                                    ---------    ---------    ---------    ---------
Technology and Licensing Sector
     Revenues (4) ...............   $  51,429    $  67,584    $ 113,215    $ 139,598
     Operating expenses (1)(3)(4)      16,020       21,789       28,406       37,395
     Provision for bad debts (5)      119,027          221      118,269          380
                                    ---------    ---------    ---------    ---------
     EBITDA (2) .................   $ (83,618)   $  45,574    $ (33,460)   $ 101,823
                                    =========    =========    =========    =========
Interactive Platform Sector
     Revenues (4) ...............   $  22,418    $  20,484    $  44,426    $  35,182
     Operating expenses (1)(3)(4)      19,422       20,867       39,812       41,607
     Provision for bad debts ....         209           72          118          329
                                    ---------    ---------    ---------    ---------
     EBITDA (2) .................   $   2,787    $    (455)   $   4,496    $  (6,754)
                                    =========    =========    =========    =========
Media and Services Sector
     Revenues (3)(4) ............   $ 197,812    $ 232,430    $ 410,605    $ 487,917
     Operating expenses (1)(3)(4)     169,391      167,561      330,993      351,980
     Provision for bad debts ....       1,749        2,008        2,714        3,052
                                    ---------    ---------    ---------    ---------
     EBITDA (2) .................   $  26,672    $  62,861    $  76,898    $ 132,885
                                    =========    =========    =========    =========
Consolidated
     Revenues (3)(4) ............   $ 271,659    $ 320,498    $ 568,246    $ 662,697
     Operating expenses (1)(3)(4)     204,833      210,217      399,211      430,982
     Provision for bad debts (5)      120,985        2,301      121,101        3,761
                                    ---------    ---------    ---------    ---------
     EBITDA (2) .................   $ (54,159)   $ 107,980    $  47,934    $ 227,954
                                    =========    =========    =========    =========

_______________

(1) Operating expenses means operating expenses excluding provision for bad debts, stock compensation expense, depreciation and amortization, write-down and impairment charges.
(2) EBITDA means operating income before non-cash stock compensation expense, depreciation and amortization, write-down and impairment charges. Commencing January 1, 2002, goodwill and certain other intangible assets are no longer subject to amortization. However, other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant. Accordingly, the Company's business sectors are measured based on EBITDA. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes, interest expense and depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America that are presented in the Preliminary Financial Information included in this report. Additionally, the Company's calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.
(3) Commencing January 1, 2002, the operating costs of the media sales group have been allocated to the various business units based on advertising revenue dollars earned. Prior period results, which included media sales group commissions reported as revenues by the Media and Services Sector have been reclassified to reflect such commission revenues as a reduction of expenses in the Media and Services Sector. Effective January 1, 2002, the Company revised its method of allocating corporate expenses to the business sectors concurrent with a reorganization of certain corporate functions. Had the new methodology been in effect in 2001, operating expenses for each of the sectors for the three and six-month periods ended June 30, 2001 would have increased (decreased) approximately as follows:
     Technology and Licensing Sector - $(1.4) million and $(2.2) million, respectively, Interactive Platform Sector - $(4.5) million and $(5.7) million, respectively, and Media and Services Sector - $5.9 million and $7.9 million, respectively.
(4) The Company's financial statements are presented in accordance with the guidance provided by EITF No. 01-09. Where applicable, amounts presented in the prior period have been reclassified to conform with the income statement classifications for the current period. Such reclassifications resulted in decreases in revenues for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $12.7 million and $22.0 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, and decreases in expenses for the three and six-month periods ended June 30, 2001 as follows: Technology and Licensing Sector - $5.1 million and $10.6 million, respectively, Interactive Platform Sector - $7.6 million and $11.4 million, respectively, and Media and Services Sector - $1.0 million and $2.0 million, respectively, resulting in a total reduction of $13.7 million and $24.0 million in both consolidated revenues and expenses for the three and six-month periods ended June 30, 2001.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

(5) Provision for bad debts for the three and six months ended June 30, 2002 includes establishing a reserve equal to the full amount of the outstanding receivable balance of $113.5 million from Scientific-Atlanta.

     The following discussion of each of the Company's segments is based on the unaudited Preliminary Financial Information provided above.

Technology and Licensing Sector

     The Technology and Licensing Sector is responsible for the development, licensing and protection of intellectual property and proprietary technologies. Revenues in this sector are comprised of license fees paid by third-party licensees for the Company's proprietary technologies and patents primarily related to IPGs, video recording and electronic books. The Company's licensing activities cover multiple industries including consumer electronics, cable, satellite, Internet appliances, personal computers, and publications worldwide, with major licensees such as Microsoft, AOL Time Warner, Motorola, AT&T, Charter Communications, Comcast, Shaw, Thomson multimedia, Sony, Matsushita (Panasonic) and others. Sector operations include research and development, and the creation, protection and licensing of patents and proprietary technologies.

     The Company's accounting policy related to recognition of licensing revenues provides that revenues from per unit license fees typically charged to hardware manufacturers are earned based on units shipped incorporating the Company's proprietary technologies and are recognized in the period when manufacturers' units shipped information is available to the Company. Revenues from per subscriber license fees typically charged to video service providers, such as MSOs, are earned and recognized in the month service is provided by such service provider using the Company's patented proprietary technologies. Revenues from annual and other licenses are recognized based on the specified terms of the license agreements. In the cable and satellite sectors, the Company has adopted a general policy that the per subscriber license fees charged to an MSO with a make, sell and use license include the cost of licenses that would otherwise be required of manufacturers which incorporate the Company's technologies into the set-top boxes shipped to the licensed MSO. For this reason, as more and more direct agreements are concluded with MSOs for the Company's IPG technologies and services, per subscriber revenues are expected to increase, while per unit license fees from set-top box suppliers are expected to decrease.

     The Company and Scientific-Atlanta initially entered into an agreement in 1992 for the incorporation of IPGs into Scientific-Atlanta set-top boxes. Scientific-Atlanta breached this agreement and an arbitration ensued, which was decided in the Company's favor in 1996. From 1997 through 1999, Scientific-Atlanta was under a license agreement with the Company for the incorporation of IPGs into Scientific-Atlanta set-top boxes. The agreement expired on July 23, 1999; however, Scientific-Atlanta continued to ship set-top boxes incorporating IPGs which are the same or similar to the products shipped during the term of the agreement. Such revenue had been recognized in prior periods under SAB 101.

     In light of the Initial Determination of the Administrative Law Judge in the ITC matter, the Company reviewed its assessment of the conditions required to recognize revenue from Scientific-Atlanta and concluded that no revenues would be recognized on a going forward basis starting from the three months ended June 30, 2002 related to the expired license agreement with Scientific-Atlanta, and recorded a reserve equal to the full amount of its outstanding receivable balance from Scientific-Atlanta, which aggregated $113.5 million. Notwithstanding the suspension of recognizing Scientific-Atlanta revenues, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta.

     In 1998, the Company entered into a license agreement with America Online ("AOL"), predecessor of AOL Time Warner. Upon acquisition of Time Warner by AOL in January 2001, after meeting with AOL Time Warner, the Company concluded that the AOL agreement applied to Time Warner Cable subscribers and recorded revenues based on the agreement starting with the third quarter of 2001. At the same time, the Company stopped accruing per box fees from Scientific-Atlanta for boxes shipped to Time Warner Cable in accordance with the policy described above. The total receivable from AOL Time Warner under this license agreement at June 30, 2002 is $18.1 million of which $6.8 million was earned in the three months ended March 31, 2002. Starting in the second quarter of 2002, the Company suspended recognition of revenues from AOL Time Warner pending resolution of negotiations with AOL Time Warner on an amended license agreement. The Company continues to believe that the outstanding receivable from AOL Time Warner is collectible.

     For the three months ended June 30, 2002, revenues for the Technology and Licensing Sector were $51.4 million, a decrease of $16.2 million, or 24%, when compared to revenues for the same period in 2001. For the six-month period ended June 30, 2002, revenues for this sector were $113.2 million, a decrease of $26.4 million, or 19%, when compared to revenues for the same period in 2001. The primary reason for the decrease was the Company's decision to suspend recognition of licensing revenues related to the expired license agreement with Scientific-Atlanta, which resulted in a $21.8 million decrease in licensing revenues in the three months ended June 30, 2002 and a $33.3 million decrease during the six months ended June 30, 2002 as compared with the same periods in 2001. Additionally, the Company did not recognize revenues from AOL Time Warner on a going-forward basis beginning with the quarter ended June 30, 2002. These decreases in sector revenues were partially offset by increased licensing revenues due to growth in the number of TV Guide Interactive subscribers and by reductions in cooperative advertising and product placement costs. Cooperative advertising and product placement expenses recorded in the three and six months

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

ended June 30, 2002 were more than offset by the reversal of $8.3 million of accruals for cooperative advertising. Under EITF No. 01-09, these expenses are recorded as a reduction to revenues. As a result, the reversal of such expenses is reflected as an increase to sector revenues of $5.9 million and $0.8 million for the three and six-month periods ended June 30, 2002, respectively.

     The increase in revenues is partially offset by declines in per unit license fees from set-top manufacturers, which is due in part to an increasing number of units being shipped to MSOs who are already licensing the Company's services and technologies for their subscribers, which the Company has a policy of waiving or greatly reducing the per unit fee, and in part due to a decline in the shipment of DirecTV satellite receivers and other devices sold in the consumer electronics sector.

     Bad debt expense increased for the quarter and six months ended June 30, 2002 as compared with the same periods in 2001 due to a provision of $113.5 million related to Scientific-Atlanta (described above) coupled with $5.5 million related to other licensees. Other operating expenses in the sector decreased by $5.8 million, or 26%, and $9.0 million, or 24%, for the three and six month periods ended June 30, 2002, respectively, as compared with the same periods in the prior year, due to reduced general and administrative expenses.

Interactive Platform Sector

     The Interactive Platform Sector derives recurring revenues from advertising, interactive services and e-commerce on the Company's proprietary interactive platforms, which include advertising on the various IPGs controlled by the Company, interactive wagering on TVG, e-commerce on the Company's websites and the eBook devices, and through revenue sharing under license agreements. Sector activities include the construction and operation of the infrastructure for the delivery of services and advertising to the interactive platforms, media research, wagering operations and trafficking, tracking and billing of advertising. The Company's IPG platform currently is comprised primarily of television sets incorporating the Gemstar GUIDE Plus+ IPG and digital cable set-top boxes incorporating the TV Guide Interactive and StarSight(R) IPGs.

     The Company has relationships with licensees, vendors and strategic partners, many of which also purchase advertising on the Company's properties, including those in the Interactive Platform Sector. The Company believes that these transactions are not related and have been entered into in a manner such that the goods or services are acquired at fair value and the advertising is sold at fair value. During the quarters ended June 30, 2002 and 2001, a significant amount of the cash advertising revenues in the Interactive Platform Sector was derived from accounts in which varying degrees of such relationships existed.

     Because the IPG is a medium without an established buying practice and accepted effectiveness metrics, the Company has pursued charter advertisers that contractually commit to purchase certain amounts of advertising on a fixed rate or schedule on a long-term basis. The Company entered into a number of such cash-based advertising contracts with entities which also have other significant transactions with the Company. In 2001, a significant portion of the Company's advertising revenue on the IPG was generated by such contract-based sales. As a result, in 2001, advertising on the IPG grew despite a negative advertising environment due primarily to these contracted advertising commitments. For the three and six month periods ended June 30, 2002, revenues from these contracts on the IPG platform generated $9.0 million and $21.4 million, respectively. For the same period last year, such revenues were $9.1 million and $15.6 million, respectively. The Company also derived interactive advertising revenues through its general sales effort from entities with which the Company had other relationships.

     Some of the contract-based advertising commitments have expired or will expire in the near future and may not be replaced despite efforts by the Company, and may not be offset by growth in general sale of advertising until conditions in the advertising market improve and buying practice and effectiveness metrics have been established. The Company is currently conducting media research on the effectiveness of IPG advertising, and has a joint venture with Nielsen Media Research to develop such usage and effectiveness metrics for the IPG.

     The Company is desirous of attracting customers to simultaneously advertise on two or more of its various delivery platforms ("multi-platform" advertising) in order to maximize the effectiveness of all of its media. Consistent with its practice for selling advertising on a single platform, in late 2001, the Company established the MPA Program to provide incentives in the form of discounts for multi-platform advertisers. At times, such discounts may be significant, and frequently equal and occasionally exceed the pre-discounted value of the advertising on one of the platforms in the Program. The IPG platform is frequently involved in sales under the MPA Program, which contributed $2.4 million and $3.6 million to the sector revenues for the three and six-month periods ending June 30, 2002, respectively.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     In April 2001, the Company entered into a nonmonetary transaction in which $20.8 million of intellectual property was acquired in exchange for $750,000 in cash and advertising having a fair value of $20.0 million. The Company determined the fair value of the advertising consideration, all of which was recognized during 2001 as the advertising was aired, based on cash transactions for similar advertising sold to other parties. During the three and six months ended June 30, 2001, non-cash advertising revenues aggregated $4.0 million and $5.9 million, respectively. As discussed in Subsequent Events below, the Company intends to restate its financial statements for the year ended December 31, 2001 to reverse these nonmonetary transaction revenues. No non-cash revenues were earned during the comparable periods in 2002.

     For the three months ended June 30, 2002, revenues for the Interactive Platform Sector were $22.4 million, an increase of $1.9 million, or 9%, compared to revenues for the same period in 2001. The increase in revenues is primarily attributable to an increase in interactive wagering and e-commerce activities, offset primarily by a decrease in advertising revenues on tvguide.com, due in part to general weakness in the Internet advertising market. For IPG advertising, cash advertising revenues generated from contracted commitments remained unchanged but no non-monetary advertising revenues were recognized in this quarter, while $4.0 million was recognized in the same quarter last year. General advertising sales (non-contract sales) increased by $2.9 million, or 145%, compared with the same period last year.

     For the six-month period ended June 30, 2002, revenues for this sector were $44.4 million, an increase of $9.2 million, or 26%, when compared to revenues for the same period in 2001. The increase in revenues is primarily attributable to increased e-commerce and interactive wagering activities, offset primarily by a decrease in advertising revenues on tvguide.com. IPG advertising increased by $4.5 million or 18%. The increase is primarily attributable to an increase of cash advertising revenues of 54% or $10.4 million. Cash IPG advertising revenues generated from contracted commitments increased by 38% or $5.8 million, while general IPG advertising sales increased 121% or $4.6 million. No non-monetary advertising revenues were recognized in the six-month period ended June 30, 2002, while $5.9 million in non-monetary advertising revenues were recorded in the same period last year.

     Expenses for this sector, including provision for bad debts, were $19.6 million for the quarter ended June 30, 2002, relatively unchanged compared to $20.9 million for the same period in 2001. For the six-month period ended June 30, 2002, expenses for this sector, including bad debt expense, were $39.9 million, a decrease of $2.0 million, or 5%, when compared to expenses for the same period in 2001. Expenses in this sector include amounts paid to licensees as marketing and advertising expenses and other amounts paid to licensees under revenue sharing arrangements. A significant portion of these payments to licensees under marketing and advertising arrangements is incurred to promote the Company's products on those cable systems that carry TV Guide Interactive. Amounts expensed under these arrangements were $8.1 million and $3.6 million for the three months ended June 30, 2002 and 2001, respectively, and $11.1 million and $7.4 million for the six months ended June 30, 2002 and 2001, respectively. The increased marketing and advertising expenses and the expenses associated with skymall.com (acquired July 2001) were favorably offset by decreases in general and administrative expenses.

Media and Services Sector

     The Media and Services Sector operates TV Guide Magazine, TV Guide Channel, TVG, SkyMall catalog sales, SNG and other non-interactive platforms and media properties. Revenues in this sector are principally composed of subscription fees and advertising revenues of the TV Guide magazines and the TV Guide Channel and programming package revenues from C-band households. The Company sold the business that distributes the WGN superstation signal in April 2001 for approximately its net book value and acquired SkyMall in July 2001.

     For the three and six-month periods ended June 30, 2002, revenues for the Media and Services Sector were $197.8 million and $410.6 million, respectively, compared to $232.4 million and $487.9 million, respectively, for the same periods in 2001. Revenues in this sector decreased by $34.6 million and $77.3 million for those periods, respectively, primarily due to decreased revenues earned by TV Guide Magazine and SNG.

     The following table shows the breakdown of the revenues in the Media and Services Sector by revenue source (in thousands):

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.


                          Three Months    Three Months                     Six Months     Six Months
                             Ended           Ended          Increase         Ended          Ended         Increase
                         June 30, 2002   June 30, 2001     (Decrease)    June 30, 2002  June 30, 2001    (Decrease)
                         -------------   -------------     ----------    -------------  -------------    ---------
TV Guide Magazine......     $101,258        $121,102        $(19,844)       $210,917       $258,863       $(47,946)
SNG ...................       56,946          75,420         (18,474)        120,299        150,656        (30,357)
TV Guide Channel.......       24,800          23,074           1,726          49,051         45,300          3,751
SkyMall ...............        6,701            --             6,701          13,419           --           13,419
Other .................        8,107          12,834          (4,727)         16,919         33,098        (16,179)
                            --------        --------        --------        --------       --------       --------
     Total ............     $197,812        $232,430        $(34,618)       $410,605       $487,917       $(77,312)
                            ========        ========        ========        ========       ========       ========

     TV Guide Magazine continues to face declines in paid circulation due to difficulty in attracting new subscribers and reduced newsstand sales, offset in part by slightly improved renewal rates. At June 30, 2002, TV Guide Magazine had a total circulation of 9.0 million, relatively unchanged from the same point in time in 2001, but 9% lower than at December 31, 2000. The circulation figures include "waiting room" and hotel copies, which do not generate subscription revenues but contribute to advertising revenues. Circulation of these copies has increased to 2.0 million copies at June 30, 2002 from 945,000 copies at June 30, 2001.

     The C-band direct-to-home satellite market, in which SNG operates, continues to decline due to the growth of the newer generation direct broadcast satellite systems and continued cable system expansions. During the six-month period ended June 30, 2002, the number of C-band subscribers in the industry decreased by 15% to approximately 701,000 subscribers. At June 30, 2002, SNG provided service to 436,000 of these subscribers, a decrease of 21% from the subscribers served by SNG as of December 31, 2001.

     On November 2, 1999, SNG signed an agreement with EchoStar whereby SNG promotes and solicits orders for EchoStar's direct broadcast subscription service, the DISH Network. In exchange, SNG receives an initial commission for each current or past SNG subscriber who subscribes to the DISH Network and a monthly residual commission over the life of the agreement. Revenues recognized from this arrangement totaled $8.3 million and $19.7 million for the three and six months ended June 30, 2002, respectively, as compared to $9.7 million and $19.3 million in the corresponding periods of 2001. This agreement has resulted in an acceleration of the decline in the number of SNG subscribers and this effect is expected to continue.

     Expenses for this sector, including bad debt expense, were $171.1 million for the quarter ended June 30, 2002, an increase of $1.6 million, or 1%, when compared to expenses for the same period in 2001. For the six-month period ended June 30, 2002, expenses for this sector were $333.7 million, a decrease of $21.3 million, or 6%, when compared to expenses for the same period in 2001. The increase for the quarter was primarily the result of $15.6 million of expenses attributable to SkyMall, which was acquired in July 2001, largely offset by cost reductions at SNG due to declining numbers of subscribers. The decrease for the six-month period was primarily due to a $34.8 million reduction in costs at SNG and a decrease of $14.8 million at TV Guide Magazine as a result of ongoing production cost reduction efforts for paper, printing and postage. The decrease for the six-month period was partially offset by $25.1 million of expenses attributable to SkyMall, which did not impact the comparable period in 2001.

     The Company has traditionally operated a magazine distribution business, which was responsible for distributing approximately 90 titles with a combined circulation of approximately 410 million copies per year in addition to the TV Guide Magazine. These magazines were distributed through magazine wholesalers, who in turn sold them to retailers. The magazine wholesaler segment of this distribution chain, reacting to increased competition and demands by retailers, experienced significant consolidation over the last several years. As such, the credit risk and credit concentration increased dramatically for distributors, effectively reducing the risk-adjusted returns for TV Guide's distribution business. Due to this change in business environment, and following the general approach of discontinuing non-core activities in order to focus on its core business, the Company contracted with a third party for distribution of TV Guide Magazine and assigned the existing distribution contracts to that same party. The distribution business generated approximately $12.6 million in annual revenue during 2001 with no significant impact on EBITDA. The Company recognized approximately $3.3 million in costs related to its exit from the distribution business. Such costs are included in operating expenses excluding bad debt expense in the Sector Results of Operations.

Related Parties and Other Significant Relationships

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     In connection with the acquisition of TV Guide in 2000, News Corp. became a stockholder of the Company. As of June 30, 2002, News Corp. directly and indirectly owns approximately 43% of the Company's outstanding common stock and has the right to designate six directors on the Company's board. The Company earned advertising revenues of $3.9 million and $5.3 million for the three months ended June 30, 2002 and 2001, respectively, and $8.5 million and $12.8 million for the six months ended June 30, 2002 and 2001, respectively, from entities controlled by News Corp. In addition, the Company acquired programming from News Corp. controlled entities of $1.1 million and $2.9 million for the three months ended June 30, 2002 and 2001, respectively, and $2.8 million and $5.5 million for the six months ended June 30, 2002 and 2001, respectively. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with News Corp. As of June 30, 2002 and December 31, 2001, the Company had receivables due from News Corp. controlled entities totaling $1.9 million and $4.6 million, respectively, and payables due to News Corp. controlled entities totaling $149,000 and $302,000, respectively. The Company reimburses News Corp. for facilities and other general and administrative costs incurred on the Company's behalf. Expenses associated with these costs approximated $927,000 and $(83,000) for the three months ended June 30, 2002 and 2001, respectively, and $2.0 million and $1.2 million for the six months ended June 30, 2002 and 2001, respectively. Expenses for the three and six month periods ended June 30, 2001 included a rent and facilities credit of $345,000 from News Corp. In addition, the Company purchases paper through a paper procurement arrangement with News Corp. at negotiated prices with paper suppliers based on the combined paper requirements of the two organizations.

     Liberty Media Corporation ("Liberty Media"), formerly an indirect wholly owned subsidiary of AT&T Corp., directly or indirectly owned approximately 21% of the issued and outstanding common stock of the Company from the date of the acquisition of TV Guide in 2000 until May 2, 2001, the date Liberty Media sold its interest in the Company to News Corp. For the period April 1, 2001 to May 2, 2001, the date Liberty Media ceased to be considered a related party of the Company, and the period from January 1, 2001 to May 2, 2001, the Company purchased programming from Liberty Media controlled affiliates of $1.2 million and $4.5 million, respectively. During the same periods, the Company also sold video, program promotion and guide services of $1.7 million and $6.7 million, respectively, to AT&T Broadband and Internet Services ("BIS") and its consolidated affiliates. In addition, during the same periods, the Company purchased production services and was provided satellite transponder facilities and uplink services from BIS consolidated affiliates of $642,000 and $2.4 million, respectively. BIS is also wholly owned by AT&T Corp. Prior to its acquisition of TV Guide, the Company did not have any significant transactions with Liberty Media or BIS.

     The Company has included in the amounts discussed above, transactions with News Corp., BIS, and Liberty Media and all known entities in which BIS, Liberty Media and News Corp. have an interest greater than 50%. In addition, the Company has transactions with entities in which BIS, Liberty Media and News Corp. own, directly or indirectly, 50% or less.

     The Company has multiple transactions with Thomson multimedia, Inc., including Thomson's licensing of the Company's VCR Plus+, GUIDE Plus+ and eBook technologies, Thomson's advertising on the Company's platforms, primarily the IPG platforms, the Company's participation in marketing and promotion campaigns on Thomson products carrying the Company's technology, and a joint venture for the sale of advertising on electronic program guides on televisions. During the three months ended June 30, 2002 and 2001, revenues earned from the relationship with Thomson were $14.7 million and $12.8 million, respectively, and expenses incurred were $2.8 million and $6.1 million, respectively. During the six-month period ended June 30, 2002 and 2001, revenues earned from the relationship with Thomson were $27.6 million and $27.8 million, respectively, and expenses incurred were $6.4 million and $10.8 million, respectively.

     In May 2002, the Company signed a binding Letter of Intent with Thomson to broaden areas included in their strategic partnership and to also settle all issues raised in an arbitration between the parties (See Note 10 to the Preliminary Financial Information). The Letter of Intent renews the commercial relationship in which the Company's GUIDE Plus+ IPG is incorporated in Thomson's televisions. This cooperation provides for Thomson to share in guide revenues generated by GUIDE Plus+ IPGs incorporated in Thomson's consumer electronic products. The licensing of Gemstar's IPG technology for incorporation into Thomson devices will focus on the next generation digital products including digital televisions, digital-ready televisions and digital recorders such as hard disc recorders and DVD-recordables, in addition to analog televisions. The companies also propose cooperation to strengthen their respective intellectual property positions and develop interactive services and two-way response networks with Gemstar using Thomson as a preferred supplier for broadcast and response networks for both video and data in its interactive services.

Liquidity and Capital Resources

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     For the six months ended June 30, 2002, net cash flows from operating activities were $153.1 million. This cash flow, plus existing cash resources and proceeds from the exercise of stock options of $1.3 million, was used to fund $31.0 million for repayment of long-term debt and capital lease obligations, $4.7 million for capital expenditures, $18.2 million for additions to intangible assets, primarily patent prosecution and litigation costs, $9.9 million for distributions to minority interests, primarily in SNG, and $63.4 million to repurchase outstanding shares of the Company's common stock.

     At June 30, 2002, the Company's cash, cash equivalents and marketable securities classified as current assets aggregated $430.2 million, which includes cash and cash equivalents of $185.0 million domiciled outside the United States.

     At June 30, 2002, approximately $65.6 million, or 41%, of the Company's receivables are due from five entities. The Company currently believes these receivables to be realizable; however, events may occur in the future which could cause the Company to change its assessment of the amount of recoverability. As of June 30, 2002, net receivables totaled $158.9 million, a decrease of $233.8 million when compared to the balance at December 31, 2001. The decrease is primarily due a $125.9 million increase in the allowance for doubtful accounts, including $113.5 million for Scientific-Atlanta, a $57.7 million decrease in receivables related to the magazine distribution business, and a $50.2 million decrease in balances due from various other customers including Thomson Multimedia.

     The Company's wholly owned subsidiary, TV Guide, has a $300 million six-year revolving credit facility and a $300 million four-year amortizing term loan, both expiring in February 2005 with a group of banks. Borrowings under the credit facilities bear interest (2.84% at June 30, 2002) either at the banks' prime rate or LIBOR, both plus a margin based on a sliding scale tied to TV Guide's leverage ratio, as defined in the facility. The credit facilities are guaranteed by certain subsidiaries of TV Guide and the stock of TV Guide's subsidiaries is pledged as collateral. The credit facilities impose restrictions on TV Guide's ability to pay dividends to Gemstar tied to TV Guide's leverage ratio. This restriction does not apply to Gemstar's ability to pay dividends. As of June 30, 2002, TV Guide had available borrowing capacity under the six-year revolving credit facility of $160.6 million. Principal payments of $45 million in the remainder of 2002, $90 million in 2003 and $23 million in 2004 are due under the $300 million amortizing term loan. Outstanding borrowings at June 30, 2002 were $138.4 million under the revolving credit facility and $158.0 million under the term loan. At June 30, 2002, the Company had an outstanding letter of credit issued under the revolving credit facility for $1.0 million. The Company has determined that there is a reasonable likelihood that TV Guide will be unable to maintain compliance with a financial covenant in its term loan agreement during the coming twelve months. The Company is currently evaluating options to maintain compliance or mitigate the effects of any noncompliance.

     The Company is a party to a loan guaranty to assist a printing services supplier in obtaining a line of credit and term loans with a bank. The maximum exposure to the Company created by this guaranty is $10.0 million.

     The Company collects in advance a majority of its TV Guide magazine subscription fees, SNG subscription fees and certain of its UVTV superstation revenues. In addition, the Company receives nonrefundable prepaid license fees from certain licensees. The Company's liability for prepaid magazine subscriptions is limited to the unearned prepayments in the event customers cancel their subscriptions. The Company's liability for other prepayments is limited to a refund of unearned prepayments in the event that the Company is unable to provide service. No material refunds have been paid to date.

     As of June 30, 2002, deferred revenue totaled $321.4 million, a decrease of $61.0 million when compared to $382.4 million at December 31, 2001. The decrease in deferred revenue was attributable to declines in circulation of TV Guide magazine coupled with the anticipated decline in the subscriber base of the C-band industry and the recognition of nonrefundable prepaid license fees.

     The Company does not have any material commitments for capital expenditures. The Company believes that the anticipated cash flows from operations, and existing cash, cash equivalents and short-term marketable securities balances, will be sufficient to satisfy its expected working capital, capital expenditure and debt requirements in the foreseeable future.

     In April 2002, the Company's Board of Directors authorized an extension of its authorization granted in September 2001 to repurchase up to $300 million of the Company's outstanding shares of common stock. The authorization permitted the Company to purchase shares in the open market at prevailing prices, or in privately negotiated transactions at then prevailing prices, provided that the Company complied with SEC regulations regarding such purchases. During the period subsequent to the date the extension was authorized through June 30, 2002, the Company repurchased 6.9 million shares for an aggregate price of $63.4 million. The extension expired on September 18, 2002 with no additional share repurchases. Since September 2001, the Company has repurchased a total of 7.2 million shares for an aggregate price of $69.8 million.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     The terms of a nonmonetary transaction specify that a $3.0 million option to purchase a company will automatically trigger if certain financial goals are reached during the 24 months following the close of the transaction. The Company believes the financial goals could be met during the remainder of 2002.

     On May 22, 2002, the Company entered into an agreement with DIVA Systems Corporation ("DIVA"), a provider of server-based technology and software systems for cable television, to acquire substantially all of its assets as part of a bankruptcy proceeding for approximately $40.0 million, payable primarily in shares of the Company's common stock. The transaction has not been completed. On September 25, 2002, the Company notified DIVA that as a result of certain conditions that had not been satisfied by DIVA prior to closing, the Company was not obligated to close the transaction and did not intend to close the transaction.

Subsequent Events

     On July 2, 2002, the United States District Court for the Western District of North Carolina in the legal proceeding SuperGuide Corporation v. DirecTV Enterprises, Inc., et al (the "SuperGuide case") ruled that certain of the defendants' products did not infringe the SuperGuide Patents, and on July 25, 2002, the court dismissed all remaining claims in the case. The Company was a third party defendant in this matter and had joined in SuperGuide's infringement allegations against EchoStar. The Company has filed an appeal of this decision to the United States Court of Appeals for the Federal Circuit.

     On August 14, 2002, the Company announced that the audit committee of the Board of Directors had been conducting a review of the Company's revenue recognition policies with respect to the Technology and Licensing Sector and the Interactive Platform Sector of its business, and that pursuant to the recommendations of the audit committee, the Company intended to restate its financial statements for the year ended December 31, 2001 to reverse the recognition of approximately $20.0 million of revenues and $20.0 million of related amortization expense associated with a non-monetary transaction of a subsidiary of TV Guide, Inc. The Company's independent auditor, KPMG, which was provided with the same information upon which the audit committee based its recommendation, informed the Company that it does not believe such information supports a change in the accounting treatment for this transaction. KPMG informed the Company that until the audit committee completed its investigation and reached a final conclusion and the restatement issue was resolved, it would not be able to finalize its SAS 71 review procedures, which would be required by Rule 10-01(d) of Regulation S-X for the Company to file a complete Quarterly Report on Form 10-Q. Due to the disagreement between the Company and KPMG, the Company is in the process of requesting guidance from the Office of the Chief Accountant of the Securities and Exchange Commission on the issue.

     The audit committee completed its review in September 2002 and did not recommend that any further changes to the Company's financial statements [confirm disclosure issues not part of recommendation with outside counsel] be made other than the reclassification of $2.7 million of advertising revenues from the Interactive Platform Sector to the Media and Services Sector as part of its proposed restatement of the 2001 financial statements.

     On August 14, 2002, the Company announced that News Corp. and Dr. Henry Yuen, Chief Executive Officer and Elsie Leung, Chief Financial Officer have submitted a joint proposal to the Company's Board of Directors to restructure the Company's management and to settle disputes among the parties. A special committee has been formed by the Board of Directors to consider the joint proposal on behalf of the Company and to make a recommendation to the Board concerning the proposal. After receiving the recommendations of the special committee, the Board will evaluate the proposal and may approve or reject the proposal. As of the date of this report, the special committee has not reached a conclusion and there can be no assurance the proposal will be accepted.

     On August 19, 2002, the Company received a Nasdaq Staff Determination that its securities are subject to delisting from the Nasdaq National Market because the Company failed to file its Form 10-Q for the quarter ended June 30, 2002 on or before August 14, 2002 for the reasons discussed above. On August 23, 2002, the Company requested a hearing before a Nasdaq Listing Qualification Panel on the question of delisting. Nasdaq granted this request, and the Company will be appearing before a Nasdaq Panel on September 26, 2002 to review the Nasdaq Staff Determination. If the Nasdaq Panel so decides, the Company's

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

securities may be delisted from The Nasdaq National Market at any time after the hearing without prior notice to the Company.

     The Company is a party to certain proceedings consolidated in the United States District Court for the Northern District of Georgia by the Judicial Panel on Multi-District Litigation against Scientific-Atlanta and Pioneer, among other parties. On August 30, 2002, the Company received an order from that Court finding that two of the patents involved in these cases were not infringed by certain digital set-top box products produced by Scientific-Atlanta and Pioneer.

Recent Accounting Pronouncements

     In November 2001, the Financial Accounting Standards Board's ("FASB's") Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products). EITF No. 01-09, which is effective for periods commencing after December 31, 2001, clarifies the income statement classification of costs incurred by a vendor for certain cooperative advertising and product placement paid to a vendor's customers. As a result of the EITF consensus, certain of the Company's cooperative advertising and product placement costs previously classified as operating expenses have been reflected as a reduction of revenues earned from that activity. Where applicable, amounts presented in prior periods have been reclassified to comply with the income statement classifications for the current period. Approximately $13.7 million and $24.0 million of cooperative advertising and product placement costs previously classified as expenses have been reflected as a reduction of revenues in the income statement for the three and six-month periods ended June 30, 2001, respectively.

     In July 2001, the FASB issued Statement 142, Goodwill and Other Intangible Assets. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. The Company adopted the provisions of Statement 142 effective January 1, 2002. In connection with the adoption of Statement 142, the Company evaluated its existing intangible assets that were acquired in prior purchase business combinations, and made any necessary reclassifications in order to conform with the criteria outlined in SFAS No. 141, Business Combinations, for recognition apart from goodwill. In addition, the Company reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, and made any necessary amortization period adjustments. Finally, the Company tested goodwill and any intangible assets identified as having an indefinite useful life for impairment in accordance with the provisions of Statement 142. As a result of the application of these new rules, the Company reported a transitional impairment charge for goodwill and indefinite-lived intangible assets as the cumulative effect of an accounting change of $5,303.3 million, net of tax as of January 1, 2002 in the accompanying preliminary condensed consolidated statements of operations.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement replaces Statement No. 121. However, it retains the fundamental provisions of Statement No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The Company adopted this statement effective January 1, 2002. Adoption of this statement did not have a material impact on the condensed consolidated financial statements at January 1, 2002.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections ("Statement 145"). In addition to amending or rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, Statement 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. The Company must implement Statement 145 in the first quarter of 2003 and all comparative financial statements will be reclassified to conform to the 2003 presentation. The anticipated effect of the statement includes the reclassification of an extraordinary loss on debt extinguishment to net loss of $2.1 million ($0.01 per share) in the three and six month periods ended June 30, 2001. There will be no effect on net loss or net loss per share.

     On June 30, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("Statement 146"). Statement 146 nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). It requires that a liability be

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability in the FASB's conceptual framework. Statement 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. Statement 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged. The Company does not expect that the adoption of Statement 146 will have a material impact on its financial position or results of operations.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

     The foregoing "Management's Discussion and Analysis of Preliminary Financial Information" section and other portions of this report on Form 8-K contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. Statements containing expressions such as "may," "will," "continues," "believes," "anticipates," "estimates", "plans" or "expects" used in the Company's periodic reports on Forms 10-K, 10-K/A, 10-Q, and 8-K filed with the SEC are intended to identify forward-looking statements. The Company cautions that these and similar statements included in this report and in previously filed periodic reports including reports filed on Forms 10-K, 10-K/A, 10-Q, and 8-K are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statement, including, without limitation, those referred to below in "Certain Factors Affecting Business, Operating Results and Financial Condition" and elsewhere in this Form 8-K. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions including, but not limited to those discussed below. Such factors, together with the other information in this Form 8-K, should be considered carefully in evaluating an investment in the Company's common stock. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue. The Company undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Certain Factors Affecting Business, Operating Results and Financial Condition

     Our Securities May Be Delisted From The Nasdaq National Market.

     Because the Company failed to file its Form 10-Q for the quarter ended June 30, 2002 on or before August 14, 2002 for the reasons discussed in this document, we received a notification on August 19, 2002 from Nasdaq that the Company's securities are subject to delisting from The Nasdaq National Market for the reasons discussed herein. On August 23, 2002, we requested a hearing before a Nasdaq Listing Qualification Panel on the question of delisting. Nasdaq granted this request, and the Company will be appearing before a Nasdaq Panel before the end of this month. There can be no assurance that the Company will continue to be listed on The Nasdaq National Market subsequent to its hearing. After the hearing, if Nasdaq is not satisfied with our response to its concerns, then it may delist our common stock at any time without notice to us. If Nasdaq delists our common stock, then our common stock may be traded on the "pink sheets," or not traded at all. Many institutional and other investors may refuse to invest in stocks that are traded at levels below The Nasdaq National Market, which could make our effort to raise capital more difficult. In addition, the firms that currently make a market for our common stock could discontinue that role. "Pink sheet" stocks are often lightly traded or not traded at all on any given day. Any reduction in liquidity or active interest on the part of the investors in our common stock could have adverse consequences on our holders because of reduced market prices or a lack of a regular, active trading market for our common stock.

We may experience slower growth and decreased profit margins.

     Prior to the acquisition of TV Guide, Gemstar experienced significant revenue growth and produced substantial profit margins. Subsequent to the acquisition, while consolidated revenues have been greater due to the addition of TV Guide, our profit margins are lower on a consolidated basis as a result of the lower margins contributed by the TV Guide businesses. We do not expect to experience, in percentage terms, the rapid revenue growth that we experienced before the merger. In fact, as certain of our significant businesses are in declining markets, we may experience a decrease in revenues as the revenue growth produced by our emerging businesses may not be significant enough to offset the revenue decreases of our businesses operating in declining

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

markets. Also, in keeping with our philosophy of focusing on core business activities, we may decide to divest or discontinue certain non-core businesses, which may result in further reductions of revenues and profits.

     We face competition in many areas and the competition could negatively impact our operating results.

     We face competition from a wide range of other companies in the communications, advertising, media, entertainment, information, Internet services, software and technology fields. The competitive environment could, among other results, require price reductions for our products, require increased spending on marketing and product development, limit our ability to develop new products and services, limit our ability to expand our customer base or even result in attrition in our customer base. Any of these occurrences could negatively impact our operating results.

     New products and rapid technological change may adversely affect our operations.

     The emergence of new consumer entertainment products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products we might develop. Our future operations could be adversely impacted by our ability to identify emerging trends in our markets and to develop and market new products and services that respond to competitive offerings, technological changes and changing consumer preferences in a timely manner and at competitive costs.

     The marketing and market acceptance of our interactive program guides may not be as rapid as we expected.

     The market for our IPGs has only recently begun to develop, is rapidly evolving and is increasingly competitive. Demand and market acceptance for our IPGs are subject to uncertainty and risk. We cannot predict whether, or how fast, this market will grow or how long it can be sustained. For GUIDE Plus+, which is incorporated in consumer electronics products, the deployment rate will be dependent on the strength or weakness of the consumer electronics industry, and in particular, the sale of television sets. For TV Guide Interactive, which is incorporated into digital set-top boxes, the deployment rate will be dependent on the growth of digital cable television subscribers. Purchases of consumer electronics products and digital cable television subscriptions are largely discretionary and may be affected by general economic trends in the countries or regions in which such products or subscriptions are offered. If the market for our IPGs develops more slowly than expected or becomes saturated with competitors, our operating results could be adversely impacted.

     The composition of IPG license revenue may change.

     The Company historically has charged a per-unit license fee for the incorporation of our IPG technology into hardware devices, including televisions, VCRs, digital cable set-top boxes, digital satellite receivers, and others. We have begun to enter into direct agreements with cable MSOs and other service providers to provide IPG services based on a per-subscriber per-month fee, such fee being inclusive of the per-unit license fee otherwise chargeable to the supplier of the set-top box to the licensed MSO. The impact of signing such agreements with service providers is that the Company will recognize less license fees at the time of shipment of the set-top box, but will establish a revenue stream with potentially much greater net present value when cable subscribers activate their digital service. During the past two years, we have entered into over 210 long-term license agreements with cable MSOs and other service providers, including Comcast, Charter and Adelphia, in the U.S and abroad. The effect of the Company's success in entering into these new per-subscriber per-month agreements may act to reduce license fees recognized in 2002, and depending on the timing of certain events, also in 2003. Digital cable television subscriptions are generally priced at a premium to analog cable television service and represent discretionary expenditures for consumers. Consequently, general economic trends may result in fluctuations in the amount of revenue received by the Company under this recurring revenue model.

     Continued consolidation of the cable and satellite broadcasting industry could change the terms of existing agreements; the impact of these changes is not certain.

     We have entered into agreements with a large number of cable MSOs for distribution of our IPGs. If, as expected, consolidation of the cable and satellite broadcasting industry continues, some of these agreements may be affected by mergers, acquisitions or system swaps. Although the Company has sought to protect itself against any negative consequences resulting

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

from such transactions with provisions in our agreements with cable MSOs, it is conceivable that certain combinations of events could change the terms of the agreements and such changes could negatively affect our results of operations.

     Advertising revenues are impacted by technology, consumer acceptance of our products, competition, adverse economic conditions and seasonality.

     We expect to derive a significant portion of our revenues from the sale of advertising. To generate sustained growth in advertising revenues, our IPGs must have the technology to effectively deliver advertising, consumers must accept our products to create a broad advertising base and advertisers must accept our IPGs as an effective medium for advertising delivery. As a new medium, we must be able to demonstrate its effectiveness with quantitative research. The rate for advertising on the IPG platform, and hence its value, will depend on the availability, quality and results of this research. If we are unable to produce verifiable third-party metrics for IPG advertising effectiveness, or if such metrics demonstrate a lack of effectiveness relative to other media, our revenues from the sale of IPG advertising could be adversely affected. We compete with other media for advertising placements, which can result in lower prices and reductions in advertising revenues. Recent adverse economic conditions have significantly impacted our advertisers' ability and willingness to spend additional amounts on advertising generally and may continue to have such an impact in the future. Additionally, our advertising revenues are subject to seasonal fluctuations.

     Our business may be adversely affected by changes in the consumer electronics market.

     We derive significant revenues from manufacturer license fees for our VCR Plus+ and IPG technologies. We do not manufacture hardware, but rather depend on the cooperation of third-party consumer electronics manufacturers to incorporate our technology into their products. Many of our license agreements do not require the inclusion of our technology into any specific number or percentage of units shipped by the licensees, and only a few of these agreements guarantee a minimum licensing fee over their term. Accordingly, we cannot control or predict the number of models or units shipped by any manufacturer employing our technology. Demand for new consumer electronics devices, such as television sets, VCRs, integrated satellite receiver decoders, personal computers and Internet appliances, may be adversely impacted by increasing market saturation, durability of products in the marketplace, new competing products and alternate consumer entertainment options. Our future operating results are dependent on continued growth in consumer electronics employing our technologies and any decline in sales of consumer electronics products employing our technologies could have an adverse impact on our operating results.

     Dependence on the cooperation of cable systems, television broadcasters, publications and data providers could adversely affect our revenues.

     Program guide and advertising data is delivered to network headends, cable headends, and broadcast stations for inclusion in the vertical blanking interval of television signals and to local affiliate cable systems for delivery to set-top boxes in subscribers homes via the out-of-band frequencies of local cable systems. There can be no assurance that these delivery mechanisms will distribute the data without error or that the agreements governing certain of these relationships can be maintained on economical terms. Our data broadcast through the vertical blanking interval can be, and has been in the past in certain markets, deleted or modified by some of the local cable systems. Widespread deletion or modification of such data could have a material adverse impact on the Company's GUIDE Plus+ business. In addition, we purchase some of our program guide information from commercial vendors. The quality, accuracy or timeliness of such data may not continue to meet our standards or be acceptable to consumers. Our VCR Plus+ system relies on consumer access to PlusCode numbers through licensed publications. We are dependent on the maintenance and renewal of agreements governing the PlusCode publications to ensure the distribution of the PlusCodes.

     Seasonality and variability of consumer electronic product shipments and newsstand sales of our print products may affect our revenues and results of operations on a quarterly or annual basis.

     Shipments of consumer electronics products tend to be higher in the third and fourth calendar quarters. General advertising also tends to be higher in the fourth quarter. In addition, manufacturer shipments vary from quarter to quarter depending on a number of factors, including retail inventory levels and retail promotional activities. Newsstand sales of our print products tend to be higher in the first and fourth calendar quarters. As a result, we may experience variability in our licensing and advertising revenues.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

     VCR Plus+ revenues may decline due to full penetration of the product in a declining market.

     Future revenues derived from VCR Plus+ may decline due to the fact that virtually all major VCR manufacturers have licensed the VCR Plus+ technology and the fact that we have already expanded into most major markets worldwide. The worldwide shipment of VCRs has been declining and this decline is expected to accelerate as they are replaced by digital recording devices. Although VCR Plus+ is now being incorporated into some digital recording devices, there is no assurance that this practice will become widespread. In addition, our IPG technology may be more relevant than our VCR Plus+ technology for these digital recording devices.

     TV Guide Magazine, which is a significant business, has experienced significant declines in circulation and EBITDA and such declines may continue.

     We provide TV Guide Magazine to households and newsstands and customized monthly program guides to customers of cable and satellite service providers. TV Guide Magazine has seen circulation decline significantly over the past several years. The primary cause of this decline is increased competition from free television listings included in local newspapers, electronic program guides incorporated into digital cable and satellite services, and other sources. Declines in TV Guide Magazine's circulation and EBITDA may continue, and the declines could be significant.

     Paper and postal price increases can materially raise our costs associated with the production and delivery of the TV Guide print products, including TV Guide Magazine.

     The price of paper can be a significant factor affecting TV Guide Magazine's operating performance. We do not hedge against increases in paper costs. If paper prices do increase and we cannot pass these costs on to our customers, the increases may have a material adverse effect on us. Postage for product distribution and direct mail solicitations is also a significant, uncontrollable expense to us. Postal rates increased in February 2001, July 2001 and again in June 2002 and are likely to increase in the future.

     Digital recapture could adversely affect carriage of our analog products.

     Cable television is transmitted on a limited frequency spectrum that must be allocated between multiple analog and digital channels. As digital penetration increases, MSOs are reclaiming analog bandwidth to launch more digital networks and interactive television services, and are likely to continue this recapture until such time as they rebuild their plants to increase bandwidth or there is stability in the mix of analog and digital carriage. As with all analog networks, digital recapture is an ongoing issue that can result in a significant decline in the distribution of TV Guide Channel. As a result, we may not be able to maintain our current analog distribution levels if digital recapture continues, which could negatively impact our operating results.

     Our C-band business, which is a significant business, is declining. These declines may accelerate due to competing technologies and the subscriber conversion arrangement with EchoStar.

     We market entertainment services to C-band satellite dish owners in the United States through our approximately 80% owned subsidiary, SNG. The C-band satellite industry is shrinking generally due to the continued expansion of cable systems and direct broadcast satellite ("DBS") services. C-band satellite dishes are substantially larger and less attractive than direct broadcast satellite dishes, which are small and less obtrusive. Recently enacted legislation may permit direct broadcast satellite programmers to offer more attractive programming than SNG. We expect the decline in the C-band industry to continue.

     In November 1999, SNG announced an exclusive DBS marketing alliance agreement with EchoStar to convert existing and inactive C-band customers of SNG to EchoStar's high power (small satellite dish) DISH Network service. Under the conversion process, EchoStar compensates SNG on a per subscriber basis, both upon successful conversion and with residual payments over time. We anticipate that this agreement will continue to accelerate the subscriber decline in our C-band business.

     Leverage associated with the debt assumed in the TV Guide acquisition may adversely impact our financial operations.

     As of September 20, 2002, we had outstanding approximately $281.4 million of TV Guide long-term debt, which we acquired in the TV Guide merger. During the remainder of 2002, scheduled debt retirements aggregate $30.0 million. This debt is significant and could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures,

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

acquisitions, debt service requirements and other purposes. A significant amount of our earnings may be dedicated to the payment of principal and interest on debt and therefore would be unavailable for financing operations and other business activities. The debt level and the covenants contained in the debt instruments could limit flexibility in planning for, or reacting to, changes in business because certain financing options may be limited or prohibited. In particular, the Company has determined that there is a reasonable likelihood that TV Guide will be unable to maintain compliance with a financial covenant in its term loan agreement during the coming twelve months. While the Company is currently evaluating options to maintain compliance or mitigate the effects of any noncompliance, there can be no assurance that any measures taken will be successful. In addition, the degree of leverage may be more than that of our competitors, placing us at a competitive disadvantage, and the debt level may make us more vulnerable in the event of a downturn in our business or the economy in general.

     Our stock price has been volatile.

     The market price of our common stock has historically been volatile. It is likely that the market price of our common stock will continue to be subject to significant fluctuations. We believe that future announcements concerning us, our competitors or our principal customers, including technological innovations, new product introductions, governmental regulations, litigation or changes in earnings estimated by analysts, may cause the market price of our common stock to fluctuate substantially in the future. Sales of substantial amounts of outstanding common stock in the public market could materially adversely affect the market price of our common stock. Further, in recent years the stock market has experienced extreme price fluctuation in equity securities of technology and media companies. Such price and volume fluctuations often have been unrelated to the operating performance of those companies. These fluctuations, as well as general economic, political and market conditions, such as recessions, international currency fluctuations, or tariffs and other trade barriers, may materially and adversely affect the market price of our common stock.

     We have a significant amount of receivables due from five entities.

     At June 30, 2002, approximately $65.6 million, or 41%, of the Company's receivables are due from five entities as described in Liquidity and Capital Resources above. We currently believe these receivables to be realizable; however, events, including the final resolution of litigation and other disputes, may occur in the future which could cause the Company to change its assessment of recoverability. For example, in light of the ID in the ITC proceeding, the Company concluded that the collection of its receivable due from Scientific-Atlanta was no longer reasonably assured and recorded a reserve equal to the amount of its outstanding receivable balance from Scientific-Atlanta, which aggregated $113.5 million as of June 30, 2002. Notwithstanding this reserve, the Company intends to continue to vigorously pursue its legal claims against Scientific-Atlanta. (See "Management's Discussion and Analysis of Preliminary Financial Information - Overview of Significant Events.")

     We have significant intangible assets on our balance sheet that may be subject to impairment.

     In July 2000, we acquired TV Guide in a transaction accounted for as a purchase. In that transaction, close to $10 billion of the purchase price was allocated to intangible assets. We were required under accounting principles generally accepted in the United States of America in place through December 31, 2001 to review our intangible assets periodically for impairment when circumstances indicate the carrying value of the intangible assets may exceed their fair value. New accounting standards effective January 1, 2002 eliminated the recoverability test for certain intangible assets and require that such assets be reported at the lower of cost or fair value. At December 31, 2001, our goodwill and intangible assets approximated $8,618.5 million. The Company recorded a transitional impairment charge for goodwill and indefinite-lived intangible assets of $5,303.3 million, net of tax as of January 1, 2002 in the accompanying preliminary condensed consolidated statements of operations. The Company also recorded an interim impairment charge as of June 30, 2002 for goodwill of $22.8 million, indefinite-lived intangible assets of $24.0 million and for finite-lived intangible assets of $1,212.3 million in the accompanying preliminary condensed consolidated statements of operations. Should adverse economic conditions continue, or should other events impacting the value of certain of our businesses occur, we may be required to record an additional significant charge to earnings in our financial statements in the period any impairment of our goodwill or other intangible assets is determined.

     We invest in securities of technology companies, many of which have experienced a decrease in value.

     We hold investments in technology companies. Due to the recent price volatility in the general stock market, and in particular the price volatility of securities of technology companies, we realized other than temporary decreases in the market

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

value of our investments in technology companies and wrote down their carrying value during 2001. We may realize further other than temporary decreases in the market value of certain investments in future periods.

     Any infringement by us on patent rights of others could result in litigation.

     Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Many of our competitors as well as other companies and individuals have obtained, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we plan to offer. We cannot provide assurance that we will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued, so we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. If one or more of our products or services is found to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the products or services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing the patent claims. We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether the licenses would be available or, if available, whether we would be able to obtain the licenses on commercially reasonable terms. If we were unable to obtain the licenses, we might not be able to redesign our products or services to avoid infringement.

     An unfavorable outcome of certain legal proceedings may adversely affect our business and operating results.

     Our results may be affected by the outcome of pending and future litigation and the protection and validity of patents and other intellectual property rights. Our patent and other intellectual property rights are important competitive tools and many generate income under license agreements. There can be no assurance that our intellectual property rights will not be challenged, invalidated or circumvented in the United States or abroad. Unfavorable rulings in the Company's legal proceedings, including those described in Note 10 to the Preliminary Financial Information, may have a negative impact on the Company that may be greater or smaller depending on the nature of the rulings.

     A special committee of independent directors is evaluating a proposal to restructure management of the Company which is designed to settle conflicts concerning, among other things, Company strategy.

     On August 14, 2002, the Company announced that News Corp. and Dr. Henry Yuen, Chief Executive Officer and Elsie Leung, Chief Financial Officer have submitted a joint proposal to the Company's Board of Directors to restructure the Company's management and to settle disputes among the parties. A special committee has been formed by the Board of Directors to consider the joint proposal on behalf of the Company and to make a recommendation to the Board concerning the proposal. After receiving the recommendations of the special committee, the Board will evaluate the proposal and may approve or reject the proposal. As of the date of this report, the special committee has not reached a conclusion and there can be no assurance the proposal will be accepted. If the parties are unable to settle the present disputes, there may be a material adverse effect on the business, financial condition and results of operations of the Company.

     Dependence on key employees could affect our future success.

     We are dependent on certain key members of our management, operations and development staff, the loss of whose services could have a material adverse effect on the Company. Although we have employment contracts with certain key employees, such employment contracts would generally not restrict the employee's ability to leave the Company. Furthermore, recruiting and retaining additional qualified engineering, marketing, and operations personnel will be critical to our success. In addition, we may not be able to recruit or retain such personnel on acceptable terms. Failure to attract and retain key personnel could have a material adverse effect on our business, operating results and financial condition.

     Our corporate governance structure is unusual and requires stockholders and directors to meet specified voting requirements before taking certain actions.

     Our bylaws provide that Dr. Yuen is Chairman of the Board (so long as he is a director) and Chief Executive Officer until July 2005 unless he dies, resigns or is terminated for disability or for cause in accordance with his employment agreement. This

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

bylaw requirement can only be changed with the approval of nine of the twelve members of the board of directors or by the affirmative vote of 66 2/3% or more of the voting power of our common stock. It would be difficult for any amendment to this bylaw requirement to be made without the support of Dr. Yuen. Dr. Yuen is entitled to designate six members of the board of directors and News Corp. is entitled to designate six members of the board of directors. News Corp., which beneficially owns approximately 43% of our outstanding common stock, has agreed to vote its shares of our common stock for, or to use its best efforts to cause its respective designees on the board of directors to vote for, the election of Dr. Yuen as a director, the appointment of Dr. Yuen as Chairman of the Board and Chief Executive Officer and the election of five other designees of Dr. Yuen as directors.

     Our bylaws require approval of seven of the twelve members of the board of directors for certain itemized fundamental decisions. As a result, if all six directors designated by Dr. Yuen or all six directors designated by News Corp. vote to oppose any fundamental decision identified in the bylaws, then we will not be able to take such action.

     Our bylaws further provide that, except for matters delegated to board committees, matters identified in the bylaws as "fundamental decisions" and matters that require approval by supermajority vote of stockholders, if a matter is brought before the board of directors and if there is a tie vote with respect to such matter, then the exclusive power to approve or disapprove that matter will generally be exercised by the Tie-breaking Committee (of which Dr. Yuen is the sole member) until the earlier of July 2005 or the date Dr. Yuen ceases to be Chief Executive Officer. Thereafter, until the third annual board of directors' meeting following (1) the date Dr. Yuen ceases to be Chief Executive Officer or, if later, (2) July 2005, the TVG Director Committee, the members of which are currently the six members of the board of directors designated by News Corp. or their successors, will generally have the ability to resolve tie votes.

     In addition, our Stockholders' Agreement provides that News Corp. has the right to appoint two co-presidents and co-chief operating officers, and that Dr. Yuen, as Chief Executive Officer, cannot dismiss these appointees without News Corp.'s approval. Our Stockholders' Agreement further specifies that these two officers have primary decision-making responsibilities in certain businesses, primarily the generic TV Guide businesses such as TV Guide magazine, TV Guide channel, TV Guide Online, TV Guide Interactive, SuperStar/Netlink and TV Games Network. The two appointees were initially Mr. Joachim Kiener, who departed the Company in November 2001, and Mr. Peter Boylan, who departed the company on April 1, 2002. The current News Corp. appointee is Mr. Jeff Shell.

     There is no assurance that the arrangements contained in our certificate of incorporation, Stockholders' Agreement and bylaws will prove to be a successful model for managing our company. As described above, a joint proposal to restructure Gemstar management has been submitted to the Company by News Corp. and Dr. Yuen and Ms. Leung. If we were ultimately to restructure our management by adopting this proposal, implementing another plan or otherwise, the arrangements in our certificate of incorporation, Stockholders' Agreement and bylaws may change.

   Our interests may diverge from those of substantial stockholders.

     News Corp. and Dr. Yuen have significant influence over our business and affairs as a result of our Stockholders' Agreement, their respective beneficial ownership of our common stock, and, in Dr. Yuen's case, his officer positions. There can be no assurance that their interests are aligned with each other or that of the Company's other shareholders. Investor interests can differ from each other and from other corporate interests and it is possible that these significant stockholders with a stake in corporate management may have interests that differ from those of other stockholders and of the Company itself. Furthermore, the proposed plan to restructure management may result in an increase of the influence of News Corp. over our business and affairs.

     Government regulations may adversely affect our business.

     The satellite transmission, cable and telecommunications industries are subject to federal regulatory conditions, including Federal Communications Commission ("FCC") licensing and other requirements. These industries are also often subject to extensive regulation by local and state authorities. While most cable and telecommunications industry regulations do not apply directly to the Company, they affect programming distributors, a primary customer for our products and services. Certain programming sold by our SNG subsidiary is subject to the Satellite Home Viewer Improvement Act of 1999. In 2001, the FCC issued a Notice of Inquiry concerning interactive television services, which may indicate that the FCC intends to promulgate rules that could affect our IPG business. In addition, our TVG network is subject to state and federal regulations applicable to pari-

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.

mutuel wagering on horse races and its growth may be significantly affected by the legal status of such wagering in major racing markets. Future developments relating to any of these regulatory matters may adversely affect our business.

     Terrorist attacks, war or other civil disturbances could lead to further economic instability and depress our stock price or adversely affect our business.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks caused instability in the global financial markets, contributed to volatility in the stock prices of publicly traded companies located in the United States and created a major disruption in travel on commercial airlines. These attacks have led and may continue to lead to armed hostilities or may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability. Further disruptions in air travel or the threatened bankruptcies of one or more commercial airlines may have a significant impact on the operations of our SkyMall subsidiary. Any of the foregoing occurrences could have a material adverse effect on our business, financial condition and operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to the impact of interest rate changes and changes in the market values of its investments. The Company's exposure to market rate risk for changes in interest rates relates primarily to its investment portfolio and variable rate debt issued under TV Guide's $300 million six-year revolving credit facility and $300 million amortizing term loan. The Company has not used derivative financial instruments in its investment portfolio or to hedge for interest rate fluctuations on its debt. The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers and, by policy, limits the amount of credit exposure to any one issuer. The Company protects and preserves its invested funds by limiting default, market and reinvestment risk. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, the Company's future investment income may fall short of expectations due to changes in interest rates or the Company may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates. Because the interest rates on the credit facilities are variable, based upon the banks' prime rate or LIBOR, the Company's interest expense and cash flow are impacted by interest rate fluctuations. At June 30, 2002, the Company had $296.4 million in outstanding borrowings under the credit facilities. If interest rates were to increase or decrease by 100 basis points, the result, based upon the existing outstanding debt, would be an annual increase or decrease of $3.0 million in interest expense and a corresponding decrease or increase of $3.0 million in the Company's operating cash flow.

--------------------------------------
This document is not a Form 10-Q. As of the date hereof, the Company has not filed its Quarterly Report on Form 10-Q for the period ended June 30, 2002. The preliminary information contained in this document is subject to revision when the Company's independent auditor concludes its SAS 71 review procedures, and pending resolution of the proposed restatement of the Company's financial statements for the year ended December 31, 2001, as described in Notes 1 and 15 to the Preliminary Financial Information. When the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2002, there can be no assurance that the information contained in such Form 10-Q will not substantially differ from the information contained in this document.